UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Willbros Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2012

To the Stockholders of

WILLBROS GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Delaware corporation (the “Company”), will be held at the Omni Hotel, Four Riverway, Houston, Texas 77056, on May 23, 2012, at 9:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors for three-year terms;

2.	To consider and act upon a proposal to amend the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan to increase the number of shares of Common Stock of the Company authorized for issuance under the Plan from 2,100,000 to 3,450,000;

3.	To consider and act upon a proposal to amend the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan to increase the number of shares of Common Stock of the Company authorized for issuance under the Plan from 250,000 to 550,000;

4.	To conduct an advisory vote on executive compensation;

5.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2012; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 5, 2012, the record date for the 2012 Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

Houston, Texas

April 20, 2012

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to be Held on May 23, 2012:

Stockholders may view this proxy statement, our form of proxy and our 2011 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com.

WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2012

SOLICITATION AND REVOCATION OF PROXIES

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 23, 2012, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 20, 2012, to stockholders of record on April 5, 2012.

If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or by telephone, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted:

•	“FOR” the election of all of the nominees for directors listed below;

•	“FOR” the approval of the amendment to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan;

•	“FOR” the approval of the amendment to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan;

•

“FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”); and

•	“FOR” the ratification of the appointment of the independent registered public accounting firm.

A stockholder giving a proxy, whether by mail, Internet or telephone, may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, by a later-dated vote by Internet or by telephone, or by attending the Annual Meeting and voting in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by us. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or our employees who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith. In addition, we have retained MacKenzie Partners Inc. to aid in the solicitation of proxies. For those services, we will pay MacKenzie Partners a fee of $15,000 plus out-of-pocket disbursements and expenses.

STOCKHOLDERS ENTITLED TO VOTE

Stockholders of record at the close of business on April 5, 2012, will be entitled to vote at the Annual Meeting. As of April 5, 2012, there were issued and outstanding 49,011,123 shares of our common stock, par value $.05 per share. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by our Board of Directors. With regard to the election of directors, votes may be cast for or against each nominee; abstentions do not count as votes for or against the director’s election. Abstentions on all of the other proposals will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the other proposals.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange Rules to vote shares on certain routine matters when their customers do not provide voting instructions. However, on other matters (including Proposals One, Two, Three and Four) when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that the New York Stock Exchange rules have changed and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions on how to vote. Please be sure to give specific voting instructions to your broker so your vote can be counted.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors (the “Board of Directors”) shall consist of not less than three or more than twelve directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at ten. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class I directors (Messrs. Harl, DiPaolo and Lebens) will expire at the Annual Meeting. The terms of the current Class II directors (Messrs. McNabb, Sluder and Williams) and Class III (Messrs. Berry, DeKraai and Lonergan) will expire at the annual meetings of stockholders to be held in 2013 and 2014, respectively. A vacancy currently exists in Class III.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated Robert R. Harl, Edward J. DiPaolo and Michael C. Lebens for election as Class I directors. Messrs. Harl, DiPaolo and Lebens, who currently serve as Class I directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class I director for a term expiring at the annual meeting of stockholders in 2015 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Harl, DiPaolo and Lebens. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

In connection with our acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement dated March 11, 2010 (as amended, the “Stockholder Agreement”) with InfrastruX Holdings, LLC

(“InfrastruX”). Pursuant to the Stockholder Agreement, Messrs. Lebens and Lonergan serve on the Board of Directors as designees of InfrastruX. For a more complete discussion of the Stockholder Agreement, see “Certain Relationships and Related Transactions – Stockholder Agreement” below.

Our Bylaws require that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order to elect that nominee in an uncontested election. All of our director nominees are currently serving on the Board of Directors. If a director nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director that failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include domestic and international business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as engineering, accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.

The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors (Class I Directors with Terms Expiring May 2015)

Robert R. Harl, age 61, was elected to the Board of Directors and President and Chief Operating Officer of the Company in January 2006, and as Chief Executive Officer in January 2007. Mr. Harl has over 30 years experience working with Kellogg Brown & Root (“KBR”), a global engineering, construction and services company, and its subsidiaries in a variety of officer capacities, serving as President of several of the KBR business units. Mr. Harl’s experience includes executive management responsibilities for units serving both upstream and downstream oil and gas sectors as well as power, government and infrastructure sectors. He was President and Chief Executive Officer of KBR from March 2001 until July 2004, when he was appointed Chairman, a position he held until January 2005. KBR filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2003 in order to discharge certain asbestos and silica personal injury claims. The order confirming KBR’s plan of reorganization became final in December 2004, and the plan of reorganization became effective in January 2005. Mr. Harl was engaged as a consultant to the Company from August 2005 until he became an executive officer and director of the Company in January 2006. In October 2010, Mr. Harl relinquished the role of Chief Operating Officer prior to another officer’s promotion to Chief Operating Officer.

As the current President and CEO of the Company, Mr. Harl provides a management representative on the Board of Directors with extensive knowledge of our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Harl brings to the Board of Directors considerable management and leadership experience, and extensive knowledge of the international energy industry and our business, especially as it relates to engineering, procurement and construction.

Edward J. DiPaolo, age 59, was elected to the Board of Directors in May 2009. Mr. DiPaolo joined Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, as a Senior Advisor when that firm acquired Growth Capital Partners, L.P. on June 30, 2011. He served as an Energy Partner at Growth Capital Partners, L.P., an investment and merchant banking firm, from 2003 to June 2011. Mr. DiPaolo has over 27 years’ experience with Halliburton Company, most recently as Group Senior Vice President of Global Business Development. Previously, he was the North American Regional Vice President and Far East Regional Vice President within Halliburton. In these roles, Mr. DiPaolo was responsible for overall operations of Halliburton Energy Services’ North American and Far East operations. He currently serves on the board of directors of the following SEC reporting companies: Evolution Petroleum Corporation and Edgen Murray Corporation, as well as several private company boards, including Bourland & Leverich Holdings LLC. Mr. DiPaolo also serves as chairman and chief executive officer of Inwell Inc., a drilling services company specializing in directional and horizontal drilling. He has also served on the boards of Superior Well Services, Inc., Boots & Coots, Inc. (where he also served as interim Chairman of the Board) and Innicor Subsurface Technologies Inc. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering from West Virginia University in 1976 and serves on the Advisory Board for the West Virginia University College of Engineering.

Mr. DiPaolo’s engineering background, along with his extensive business development experience, knowledge of our customer base, and service on numerous public and private company boards, enable him to provide a significant contribution to matters related to our operations and board governance. His executive leadership and industry experience provide in-depth business, financial and strategic knowledge that strengthens our Board of Directors. He has the necessary experience with respect to corporate governance matters to serve as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors.

Michael C. Lebens, age 60, was elected to the Board of Directors in May 2011. Mr. Lebens is President and Chief Executive Officer of the Engineering and Operations Group of Tenaska, Inc., an independent energy company. Mr. Lebens has oversight responsibility for engineering, construction, operations and asset management for a portfolio of approximately 6,700 megawatts of power generating assets. He joined Tenaska in 1987 as project manager for a power plant being constructed in Texas. Since 1990, Mr. Lebens has directed project management and operations for all of Tenaska’s power generating projects. Mr. Lebens has more than 35 years of management experience in the energy industry, including the development, design and construction of major power generation facilities and other energy related projects. Before joining Tenaska, Mr. Lebens held positions with InterNorth, Inc., Gibbs and Hill, and Burns and McDonnell. Mr. Lebens earned his B.S. and M.S. degrees in Mechanical Engineering from the University of Nebraska.

Mr. Lebens’ extensive knowledge of the energy and power industries provides considerable insight to our Board of Directors with respect to our Utility Transmission and Distribution segment. His strong engineering background allows him to contribute significantly to our Board of Directors on matters relating to our engineering operations.

Directors Continuing in Office

Class II

(Term Expires May 2013)

John T. McNabb, II, age 67, has served as non-executive Chairman of the Board since September 2007. He was elected to the Board of Directors in August 2006. Mr. McNabb is Vice Chairman of Investment Banking at Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, a position he assumed on June 30, 2011. Prior to joining Duff & Phelps, he was founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., an investment and merchant banking firm that provided financial advisory services to middle market companies throughout the United States, for 19 years. Previously, he was a Managing Director of Bankers Trust New York Corporation and a Board member of BT Southwest, Inc., the southwest U.S. merchant banking affiliate of Bankers Trust, from 1989 to 1992. Mr. McNabb started his career, after serving in the U.S. Air Force during the Vietnam conflict, with Mobil Oil in its exploration and production division. He has served on the boards of seven public companies, including Hiland Partners, LP, Warrior Energy Services Corporation, Hugoton Energy Corporation and Vintage Petroleum, Inc. and currently serves on the board of Continental Resources, Inc. as Lead Director. He has served as an Executive Professor, Finance Department, in the University of Houston Bauer College of Business since August 2011. Mr. McNabb earned both his undergraduate and MBA degrees from Duke University.

Mr. McNabb’s service as a partner in two independent exploration and production companies and a shareholder in a company specializing in directional drilling, and his extensive experience leading management teams and serving as a financial advisor to energy industry companies enables him to chair our Board of Directors with respect to industry matters. His background in finance also provides the necessary expertise to serve on the Audit Committee of the Board of Directors and to be considered one of our audit committee financial experts. Mr. McNabb’s significant prior and current service on the boards of numerous public and private companies and his extensive knowledge of the petroleum industry, finance, corporate governance and oversight matters ideally suit him to serve as Chairman of the Board.

Robert L. Sluder, age 62, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway, from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.

Mr. Sluder brings to our Board of Directors an extensive engineering background and a wealth of operational and managerial experience with respect to one of our core businesses, the construction and maintenance of large diameter pipelines. His decades of senior management level experience in the oil and gas industry provides in-depth business and strategic knowledge and insight that strengthens our Board of Directors’ collective qualifications, skills and experience. He has the necessary experience with respect to executive compensation matters to serve as Chairman of the Compensation Committee of the Board of Directors.

S. Miller Williams, age 60, was elected to the Board of Directors in May 2004. In April 2011, he became Chief Operating Officer and Chief Financial Officer of Cable & Wireless Holdings Bermuda, Ltd, a telecommunications services company based in Bermuda. Mr. Williams served as Executive Vice President – Finance and Administration of Soltherm Energy LLC, a renewable energy company from August 2009 to April 2011. He has been Managing Director of Willvest, LLC, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic

Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company that provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President - Corporate Development, General Manager – International and Chairman of WCG Ventures, the company’s venture capital fund. He is a former director of eLEC Communications Corp.

Mr. Williams’ prior service in corporate development positions and as executive chairman of a public company and a member of the boards of directors of businesses in the telecommunications industry enables him to contribute significantly to our Board of Directors with respect to strategic planning, acquisitions and various oversight matters, including enterprise risk management. His experience in accounting and finance positions, including prior service as a chief financial officer of a company with approximately $1.0 billion in revenues, provides the necessary financial reporting and accounting expertise to serve as Chairman of the Audit Committee of the Board of Directors.

Class III

(Term Expires May 2014)

William B. Berry, age 59, was elected to the Board of Directors in February 2008. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips, a major international integrated energy company, from 2003 until his retirement in December 2007. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; Vice President of International Exploration and Production, New Ventures; Country Manager for International Exploration and Production in China; Manager, Corporate Planning; and Operations Manager responsible for exploration and production and gas gathering and processing for Phillips’ Permian Basin operations. He served these companies in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He has served on the boards of directors of Nexen Inc. since December 2008 and Teekay Corp. since June 2011.

Mr. Berry’s extensive engineering background and his three decades of operational experience as a senior executive with a fully-integrated multinational energy company, including service in several regions of the globe that are of interest to the Company, enable him to provide a significant contribution to our Board of Directors. His extensive industry experience also contributes valuable insight into all areas of the day-to-day operation of our businesses.

Arlo B. DeKraai, age 64, was elected to the Board of Directors in November 2007. Mr. DeKraai joined Willbros in November 2007 in conjunction with the Company’s acquisition of Integrated Service Company (“InServ”), which is now known as Willbros Downstream, and served as President of that business unit and Executive Vice President of Willbros Group, Inc. until his retirement in February 2010. Prior to the acquisition, he was Chairman, President and Chief Executive Officer of InServ, a downstream construction, turnaround, maintenance and turnkey projects company he founded in 1994 as Cust-O-Fab Service Co. Mr. DeKraai has over 40 years experience working in the downstream oil and gas construction, turnaround and maintenance industries. He began his career working for Texaco Inc. in its refining operations. He entered the construction and turnaround business in various capacities and ultimately was the founder and President of Midwest Industrial Contractors in 1983, a provider of construction and maintenance services for the refinery and petrochemical sector. Mr. DeKraai was named Distinguished Engineer of South Dakota State University (“SDSU”) in 2005, and was named Distinguished Alumnus in 2011.

Mr. DeKraai’s decades of experience with respect to the downstream construction, turnaround and maintenance industries, and his exceptional background in engineering and as the founder of InServ, allow him to provide significant input to our Board of Directors with respect to all matters affecting the downstream business within our Oil & Gas segment.

Daniel E. Lonergan, age 55, was elected to the Board of Directors in July 2010. Mr. Lonergan is a Senior Managing Director and founding member of Tenaska Capital Management and has more than 25 years of experience in the energy and power industries in strategic planning, mergers, acquisitions, business development, finance, financial reporting and administration. Tenaska Capital Management manages two power and energy-focused private equity funds which have approximately $4 billion in assets under management. Mr. Lonergan joined Tenaska in 1997 as Vice President of Tenaska’s finance division. Prior to joining Tenaska, Mr. Lonergan held a variety of executive positions in the energy sector, including Vice President of Finance for the non-regulated businesses of MidAmerican Energy Company, where he was responsible for all finance, accounting, planning and administrative functions; and a variety of other financial management positions with Iowa-Illinois Gas and Electric. Mr. Lonergan received a B.A. in Political Science and an M.B.A. from the University of Iowa.

Mr. Lonergan’s extensive knowledge of the energy and power industry provides a considerable contribution to our Board of Directors. His experience in mergers and acquisitions, finance and business development also enable him to make significant contributions with respect to strategic and operational planning. His experience in finance and accounting positions provides the necessary financial reporting and accounting expertise to serve as a member of the Audit Committee of the Board of Directors and to be considered one of our Audit Committee financial experts.

One Board position in Class III remains vacant.

Corporate Governance

The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin our efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical actions. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value. Our commitment to sound, independent oversight is demonstrated by the composition of the Board of Directors, which has been comprised of a majority of independent directors since our initial public offering in 1996. In 2007, the Board of Directors determined that it was good corporate governance practice to appoint an independent director to serve as Chairman of the Board. In September 2007, Mr. McNabb, an independent director, was named to such position.

The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page.

We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.

Director Independence. The Board of Directors has affirmatively determined that each of Messrs. Berry, DiPaolo, Lebens, Lonergan, McNabb, Sluder and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock

Exchange. Michael J. Bayer, who served as a director until his retirement on May 23, 2011, and Alan B. Levande, who served as a director until his term expired on May 23, 2011, were also independent. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist between Messrs. Berry, DiPaolo, McNabb, Sluder and Williams, on the one hand, and the Company on the other, that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission. These standards are set forth on Exhibit A to this proxy statement. Mr. Harl is not considered to be independent because of his current employment as a senior executive officer of the Company. Mr. DeKraai is not considered to be independent because of his former employment as a senior executive officer of the Company.

In reviewing the independence of Messrs. Lebens and Lonergan in light of the transactions discussed below under the caption “Certain Relationships and Related Transactions – Transactions with Related Persons,” the Board of Directors considered whether their indirect relationship with the Company as officers of a group of affiliated companies that do business with Willbros would impair their independence. The Board of Directors, with Messrs. Lebens and Lonergan abstaining, affirmatively determined that Messrs. Lebens and Lonergan are independent notwithstanding such relationship for several reasons, including the following:

•	As officers of a company for which we are performing engineering and construction services, Messrs. Lebens and Lonergan do not stand to benefit personally from the relationship.

•

The transactions, which are undertaken in the ordinary course of business, are all the product of arms length negotiations and are conducted on terms that are no less favorable than those that would be included in a transaction with an unrelated third party.

•	The dollar amount of the transactions is immaterial as to us.

•	The transactions will not impair the judgment of Messrs. Lebens and Lonergan to act in the best interests of Willbros.

Board Meetings and Attendance. The Board held 11 meetings during the year ended December 31, 2011. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he then served. In addition, the Board of Directors took action three times during 2011 by unanimous written consent.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. All of our directors who were serving as directors at that time attended the 2011 annual meeting.

Board Leadership Structure and Role in Risk Oversight. The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. Until September 2007, we operated under the traditional U.S. board leadership structure with our Chief Executive Officer also serving as Chairman of the Board. In light of certain investigations of former Willbros executives, the Board of Directors determined that an independent leader with the ability to evaluate whether management is acting strictly in the best interest of the Company would better serve our stockholders, and protect stockholders from future management actions that could harm stockholders.

As the oversight responsibilities of directors continue to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the roles of Chairman and Chief Executive Officer provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders. The Chairman of the Board is responsible for:

•	providing leadership to the Board of Directors and facilitating communication among the directors;

•	setting the board meeting agendas in consultation with the Chief Executive Officer;

•	presiding at board meetings, executive sessions and stockholder meetings; and

•	facilitating the flow of information between management and the directors on a regular basis.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has seven independent members and only two non-independent members. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating/Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chairman of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.

The Audit Committee and Executive Committee are jointly responsible for overseeing the Company’s risk management processes on behalf of the Board of Directors. These committees receive reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit and Executive Committees as well as the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Board Committees. The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The table shows the current membership of the Committees and identifies our independent directors:

Name	Executive	Audit	Compensation	Nominating/ Governance	Independent Directors

William B. Berry	X		X		X
Arlo B. DeKraai
Edward J. DiPaolo			X	X*	X
Robert R. Harl	X
Michael C. Lebens				X	X
Daniel E. Lonergan	X	X	X		X
John T. McNabb, II	X	X			X
Robert L. Sluder			X*		X
S. Miller Williams		X*		X	X

*	Denotes Committee Chairman.

Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except for those matters which are expressly delegated to another committee of the Board of Directors, and except with respect to a limited number of matters which are reserved for the full Board, including:

•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our Bylaws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving the Company.

The Executive Committee held two meetings during 2011.

Audit Committee. The Board of Directors has determined that it has three audit committee financial experts serving on the Audit Committee, Messrs. Williams, Lonergan and McNabb. The Audit Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page. We have in place and circulated a “whistleblower policy” entitled, “Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities.” The Audit Committee appoints the independent registered public accounting firm that will serve each year as independent auditor of our financial statements and perform services related to the completion of such audit. The Audit Committee also has the responsibility to:

•	review the scope and results of the audit with the independent auditor;

•	review with management and the independent auditor our interim and year-end financial condition and results of operations;

•	consider the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	review and pre-approve any non-audit services and special engagements to be performed by the independent auditor and consider the effect of such performance on the auditor’s independence.

The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held 10 meetings during 2011.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for our officers, and administers the Willbros Group, Inc. 1996 Stock Plan (the “1996 Stock Plan”) and the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”). In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2011, the Compensation Committee did not form or utilize a subcommittee and it has no current plans to do so.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held seven meetings during 2011. In addition, the Compensation Committee took action three times during 2011 by unanimous written consent.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held seven meetings during 2011.

Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:

•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business;

•	diversity of the candidate;

•	corporate governance experience; and

•	the ability to serve the interests of all stockholders.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including race, gender and national origin, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to diversity of race, gender or national origin.

The Committee also assesses each candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (3) a statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors. Additionally, any such submission generally must be submitted not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Other Matters - Proposals of Stockholders” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once each year.

Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board, the non-management or independent directors as a group or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors, the non-management or independent directors as a group or any of the directors at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board of Directors, the non-management or independent directors or the individual director.

PROPOSAL TWO

APPROVAL OF AMENDMENT NUMBER 1 TO THE WILLBROS GROUP, INC.

2010 STOCK AND INCENTIVE COMPENSATION PLAN

General and Proposed Amendment

Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 1 (the “Amendment”) to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Plan”). The sole purpose of the Amendment is to increase the total number of shares of our common stock available for issuance under the 2010 Plan from 2,100,000 shares to 3,450,000 shares. As of April 2, 2012, there were 375,303 remaining shares of common stock reserved for future grants of awards under the 2010 Plan. If the Amendment is approved by the stockholders of the Company, the total number of shares of common stock reserved for future grants of awards under the 2010 Plan would be 1,725,303 and represent approximately 3.5 percent of the Company’s total outstanding shares of common stock on April 2, 2012. With the recent growth of the Company, the additional shares requested are essential to ensure the availability of necessary stock to utilize as a critical part of the Company’s executive and management compensation programs.

We are asking for approval of the Amendment, which will allow us to continue to grant stock-based and cash-based compensation to our employees (including employees of our subsidiaries). While the Board of Directors is aware of the potential dilutive effect of compensatory stock awards, it also recognizes the significant motivations and performance benefits that are achieved from making such awards.

The Amendment is being submitted to a vote of the stockholders in order to comply with New York Stock Exchange rules and to allow us to deduct for federal income tax purposes the “performance-based compensation” that is paid under the 2010 Plan, as permitted by Section 162(m) of the Internal Revenue Code (all Section references are to the Internal Revenue Code unless otherwise noted). Approval of the Amendment will also constitute re-approval of the 2010 Plan by our stockholders for purposes of Section 162(m). Stockholder approval will also allow us to grant incentive stock options under the 2010 Plan.

A copy of the Amendment is attached hereto as Exhibit B. A copy of the 2010 Plan will be furnished by the Company to any stockholder upon written request to: Lori Pinder, Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. The Amendment, which was approved by the Board of Directors on March 22, 2012, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Summary of the 2010 Plan

The purpose of the 2010 Plan is to attract, motivate and retain the services of our employees by enabling them to participate in our growth and financial success through cash-based and stock-based awards, and to align their individual interests to those of our stockholders.

Award Limits Under the Plan. The 2010 Plan contains limits on the awards granted to any participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Insiders”). Accordingly, unless the Compensation Committee of the Board of Directors (the “Committee”), determines that an award to an Insider will not be designed to qualify as performance-based compensation under Section 162(m):

•	The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any Insider in any fiscal year is 250,000 shares.

•	The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any Insider in any fiscal year is 250,000 shares.

•

The maximum number of shares that may be awarded in the form of performance shares or performance units to any Insider in any fiscal year is 250,000 shares or an amount equal to the value of 250,000 shares.

•	The maximum amount that may be awarded in the form of cash-based awards to any Insider in any fiscal year is $9,500,000.

•	The maximum number of shares that may be awarded in the form of other stock-based awards to any Insider in any fiscal year is 250,000 shares.

Burn Rate Commitment. In order to address potential stockholder concerns regarding the number of restricted stock awards or awards of stock options, stock appreciation rights or other stock awards we intend to grant in any given year, the Board of Directors previously committed to our stockholders that over the three year period commencing on January 1, 2010 and ending on December 31, 2012, it will not grant a number of restricted stock awards or shares subject to options, stock appreciation rights or other stock awards to employees or non-employee directors at an average rate greater than 2.61 percent of the number of shares of our common stock that we believe will be outstanding over such three-year period. For purposes of calculating the number of shares granted in a year, any full-value awards will count as equivalent to 1.5 shares.

Administration. The Compensation Committee of the Board of Directors (the “Committee”) administers the 2010 Plan and has authority to make awards under the 2010 Plan, to set the terms of the awards, to interpret the 2010 Plan, to establish any rules or regulations relating to the 2010 Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the 2010 Plan. Subject to the limitations specified in the 2010 Plan, the Committee may delegate its non-administrative authority to appropriate company officers.

Eligibility. All employees of the Company and its subsidiaries are eligible to receive awards under the 2010 Plan, as determined by the Committee or the Board of Directors. As of the date of this proxy statement, we have approximately 10,000 employees who are eligible to participate in the 2010 Plan. Awards under the 2010 Plan may be granted in any one or a combination of the following forms:

•	incentive stock options under Section 422;

•	nonqualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares;

•	performance units;

•	cash-based awards; and

•	other stock-based awards.

Cancellation, Forfeiture, Expiration or Cash Settlement of Awards. If an award expires or is canceled, forfeited or settled for cash, then any shares subject to such award may, to the extent of such expiration, cancellation, forfeiture or cash settlement, be used again for new grants under the 2010 Plan. Likewise, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may also be used again for new grants.

Types of Awards. Each type of award that may be granted under the 2010 Plan is described below:

Stock Options. The Committee may grant nonqualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years.

The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422.

Stock Appreciation Rights. A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant free standing stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is unexercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option: (a) the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option; (b) the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and (c) the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option.

On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying: (a) the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by (b) the number of shares with respect to which the stock appreciation right is exercised. In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.

Restricted Stock. Shares of common stock may be granted by the Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Committee may provide in an award agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment or if specified performance goals or targets are not met. A participant’s rights with respect to such shares shall be subject to the restrictions provided in the award agreement and the 2010 Plan. To the extent an award of restricted stock is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m).

Restricted Stock Units. A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one share of common stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the 2010 Plan. To the extent an award of restricted stock units is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m).

Performance Shares, Performance Units and Cash-Based Awards. Performance shares, performance units and cash-based awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based awards that will be paid out to the participant.

Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units and cash-based awards will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee.

Other Stock-Based Awards. The 2010 Plan also authorizes the Committee to grant participants awards of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based awards). The Committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the sizes of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

Performance-Based Compensation. Awards may be granted to employees who are “covered employees” under Section 162(m) that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the awards for federal income tax purposes. These performance-based awards may be either equity or cash awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net operating profit;

•	operating earnings;

•	operating earnings per share;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital or investments);

•	earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

•	gross or operating margins;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	margins;

•	operating efficiency;

•	customer satisfaction;

•	employee satisfaction;

•	working capital targets;

•	revenue or sales growth;

•	growth of assets;

•	productivity ratios;

•	expense targets;

•	measures of health, safety or environment;

•	market share;

•	credit quality (including, but not limited to, days sales outstanding);

•	economic value added;

•	price earnings ratio;

•	improvements in capital structure; and

•	compliance with laws, regulations and policies.

With respect to particular performance-based awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals; provided, that any awards that are intended to qualify as “performance-based compensation” must be made in accordance with the requirements of Section 162(m). Upon certification of achievement of the performance goals for a particular performance period set forth in an award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original award. Generally, a holder of a performance-based award must be employed by or providing services to us throughout an applicable performance period in order to be eligible to receive any payment pursuant to an award that is intended to qualify as “performance-based compensation.”

Transferability. Except as otherwise provided in an award agreement or permitted by the Committee, no award may be transferred other than by will or the laws or descent and distribution or, in the case of certain types of awards, to a trust of which the award recipient is the sole beneficiary for his or her lifetime or pursuant to a domestic relations order.

Adjustments. Equitable adjustments to the terms of the 2010 Plan and any awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends and similar transactions.

Amendment and Termination. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the 2010 Plan in whole or in part; provided, however, that:

•

without the prior approval of our stockholders, options and stock appreciation rights issued under the 2010 Plan will not be repriced, replaced, or regranted through cancellation or by lowering the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right; and

•

to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation, or exchange requirement.

Change of Control. In the event of a change of control of our Company, as defined in the 2010 Plan, all awards will become fully vested and exercisable, all restrictions or limitations on any awards will generally lapse and, unless otherwise provided in the award agreement, all performance criteria and other conditions relating to the payment of awards will generally be deemed to be achieved or waived unless the Committee determines in good faith before the occurrence of the change of control that outstanding awards will be honored or assumed or new rights having substantially equivalent economic value will be substituted for the outstanding awards.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the 2010 Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld.

Federal Income Tax Consequences

The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards under the 2010 Plan.

If a holder is granted a nonqualified stock option under the 2010 Plan, the holder should not have taxable income on the grant of the option. Generally, the holder should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the holder exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder recognizes ordinary income.

A holder of an incentive stock option will not recognize taxable income upon grant. Additionally, if the applicable employment-related requirements are met, the holder will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be taxed as ordinary income and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.

The current federal income tax consequences of other awards authorized under the 2010 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b)); restricted stock units, other stock-based awards and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the holder recognizes income, subject to Section 162(m) with respect to covered employees.

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. The 2010 Plan has been designed to meet the requirements of Section 162(m), but it is possible that compensation attributable to awards under the 2010 Plan (when combined with all other types of compensation received by a covered employee from us or because of other factors) may not comply with all of the requirements of Section 162(m), thereby preventing us from taking a deduction.

If, on a change of control of our Company, the exercisability or vesting of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing provides only a very general description of the application of U.S. federal income tax laws to awards under the 2010 Plan. The summary does not address the effects of foreign, state and local tax laws.

2010 Plan Benefits

The types and amounts of benefits that will be awarded under the amended 2010 Plan are not currently determinable. Awards granted under the 2010 Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Information on equity-based awards recently granted under the 2010 Plan to each of our named executive officers is provided below under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During 2011.” The closing price for our common stock on the New York Stock Exchange on April 12, 2012, was $3.97.

Vote Required

Approval of the Amendment requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting. To meet New York Stock Exchange listing standards, however, more than 50 percent of the outstanding shares of our common stock must cast a vote on this proposal.

The Board of Directors recommends a vote “FOR” this proposal to approve the Amendment.

PROPOSAL THREE

APPROVAL OF AMENDMENT NUMBER 4 TO THE WILLBROS GROUP, INC.

AMENDED AND RESTATED 2006 DIRECTOR RESTRICTED STOCK PLAN

General and Proposed Amendment

Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 4 (“Amendment No. 4”) to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan (the “2006 Director Stock Plan” or the “Plan”). The sole purpose of Amendment No. 4 is to increase the total number of shares of our common stock available for issuance under the 2006 Director Stock Plan from 250,000 shares to 550,000 shares. As of April 2, 2012, there were 44,330 remaining shares of common stock reserved for future grants of awards under the 2006 Director Stock Plan. If Amendment No. 4 is approved by the stockholders of the Company, the total number of shares of common stock reserved for future grants of awards under the 2006 Director Stock Plan would be 344,330 and represent less than 1 percent of the Company’s total outstanding shares of common stock on April 2, 2012. The 2006 Director Stock Plan generally provides for the automatic award of shares of restricted stock or the right to receive shares of our common stock (“RSRs”) to non-employee directors (so-called “outside directors”) of the Company once each year.

A copy of Amendment No. 4 is attached hereto as Exhibit C. A copy of the 2006 Director Stock Plan will be furnished by the Company to any stockholder upon written request to: Lori Pinder, Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Amendment No. 4, which was approved by the Board of Directors on March 22, 2012, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

The purpose of the 2006 Director Stock Plan is to strengthen the ability of the Company to attract and retain highly qualified persons to serve as outside directors of the Company and to encourage stock ownership by such directors in order to increase their proprietary interest in the Company, thereby aligning such directors’ interests more closely with the interests of the Company’s stockholders. The stock awards are a critical component of our compensation program for our outside directors and the requested additional shares are necessary for the Company to be able to continue to fulfill the purposes of the 2006 Director Stock Plan.

Summary of the 2006 Director Stock Plan

General. Under the 2006 Director Stock Plan, shares of restricted stock or RSRs are automatically awarded each year to the Company’s outside directors until there are no further shares available under the Plan or the Board of Directors terminates the Plan. The stock issuable under the 2006 Director Stock Plan may be authorized and unissued shares, treasury shares or shares acquired in the market. If any shares subject to an award are forfeited, the forfeited shares will again be available for issuance under the 2006 Director Stock Plan.

The Company currently has eight outside directors, two of whom are up for re-election at the Annual Meeting, all of whom are eligible to receive shares of restricted stock or RSRs annually under the 2006 Director Stock Plan.

Summary of Restricted Stock/RSRs. Two types of restricted stock or RSRs awards are made under the 2006 Director Stock Plan. An initial award of shares of restricted stock in the case of an outside director who is a citizen or resident of the United States (a “U.S. director”) or RSRs in the case of an outside director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the outside director on the date the director is elected or appointed to the Board of Directors or otherwise becomes an outside director. The amount of the initial award will equal $30,000 divided by the fair market value of a share of common stock on the day of the award (or the preceding business day if the day of the award is not a business day). The number of shares or RSRs so determined shall be rounded to the nearest number of whole shares or RSRs, subject to any adjustment as provided in the anti-dilution provisions of the Plan.

A second type of award, an annual award of shares of restricted stock in the case of a U.S. director or RSRs in the case of a Non-U.S. director will be made automatically to each outside director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency. The amount of the annual award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is an outside director, divided by the fair market value of a share of common stock on the day of the award. The number of shares or RSRs so determined shall be rounded to the nearest number of whole shares or RSRs, subject to any adjustment as provided in the anti-dilution provisions of the Plan.

The restricted stock or RSRs awarded to an outside director are not transferable and are subject to risk of forfeiture until the vesting requirements for the restricted stock or RSRs are met. Shares of restricted stock or RSRs awarded to an outside director will vest on the first anniversary of the date of the award. All unvested shares of restricted stock or RSRs awarded to an outside director who is serving as a director of the Company at the time of his death, disability, termination of service as a director at the end of any full term to which he is elected, or at the time of a “change in control” of the Company, will become fully vested upon the occurrence of such event even if such event precedes the first anniversary of the award.

For purposes of the 2006 Director Stock Plan, a “change in control” of the Company is deemed to have occurred: (a) if a person becomes the beneficial owner of 30 percent or more of the Company’s outstanding voting stock, (b) upon the acquisition by any person pursuant to a tender offer of 30 percent or more of the Company’s outstanding voting stock; (c) if individuals constituting the Board of Directors, or those nominated by at least two-thirds of such individuals or successors nominated by them, cease to constitute a majority of the Board; (d) upon stockholder approval of a merger, consolidation or similar transaction or consummation of any such transaction if stockholder approval is not required; or (e) upon approval by stockholders of a plan of liquidation or the sale or disposition of substantially all of the Company’s assets.

An outside director will have all of the rights of a stockholder with respect to the shares of restricted stock awarded to him, including the right to vote the shares and the right to receive any dividends paid on the shares. An outside director who holds RSRs will not have the right to vote the shares underlying the RSRs, but will have the right to receive an amount in cash equivalent to any dividends that would be paid on the shares issuable upon the vesting of the RSRs. Stock certificates delivered to an outside director or, if the Board of Directors directs, held by the Company for an outside director, that represent shares of restricted stock will bear a legend noting that the shares are not transferable and are subject to the terms and limitations of the 2006 Director Stock Plan.

Anti-dilution Provisions. In the event of any change affecting the shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to common stock holders, the unvested shares of restricted stock or RSRs awarded under the Plan will be subject to the same change. In addition, an adjustment will be made as necessary in the aggregate number and/or kind of shares reserved and available for issuance under the 2006 Director Stock Plan and in the number and/or kind of shares subject to automatic awards of restricted stock or RSRs under the 2006 Director Stock Plan, in order to prevent dilution or enlargement of an outside director’s rights under the Plan.

Award Agreements. The terms and provisions of each award under the 2006 Director Stock Plan will be evidenced by an award agreement. The award agreement will generally set forth the number of shares of common stock subject to the award and the vesting requirements and other restrictions applicable to the award.

Amendment to and Termination of the 2006 Director Stock Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2006 Director Stock Plan without the consent of stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, by the rules of the stock exchange on which the common stock is listed, or if the Board of Directors in its discretion determines that obtaining such stockholder approval is advisable. The 2006 Director Stock Plan will terminate when there are no longer shares of common stock available for awards under the Plan or the Board of Directors otherwise declares the Plan terminated.

U.S. Federal Income Tax Consequences

The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards of restricted stock or RSRs under the 2006 Director Stock Plan. In general, an outside director who receives a restricted stock or RSR award will not realize taxable income at the time of the award. Upon the vesting of the shares subject to a restricted stock award, the outside director will realize ordinary income in an amount equal to the then fair market value of the shares. Upon the vesting of the RSRs and the delivery of the underlying shares, the outside director will realize ordinary income in an amount equal to the then fair market value of the shares. The Company will be entitled to a deduction for the amount of taxable income recognized by an outside director on the vesting of shares subject to a restricted stock award or upon the delivery of shares subject to an RSR award. Any gains or losses realized by the outside director upon disposition of such shares will be treated as capital gains or losses, and the outside director’s basis in such shares will be equal to the fair market value of the shares at the time of vesting or delivery in the case of shares delivered pursuant to an RSR award. An outside director may elect pursuant to Section 83(b) of the U.S. Internal Revenue Code to have income recognized at the date of the restricted stock award, but not an RSR award, and to have the applicable capital gain holding period commence as of that date.

The foregoing provides only a very general description of the application of U.S. federal income tax laws to restricted stock awards under the 2006 Director Stock Plan. The summary does not address the effects of foreign, state and local tax laws.

Awards Granted

As of April 2, 2012, awards for a total of 80,338 shares are outstanding and unvested under the 2006 Director Stock Plan. The only persons eligible to receive awards under the 2006 Director Stock Plan are the outside directors of the Company. Since inception of the 2006 Director Stock Plan, all current directors who are not employees of the Company as a group have received awards for 165,749 shares. The number of shares that an outside director will receive on the date of an automatic award is not presently determinable. The closing price for our common stock on the New York Stock Exchange on April 12, 2012, was $3.97.

Vote Required

Approval of Amendment No. 4 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting. To meet New York Stock Exchange listing standards, however, more than 50 percent of the outstanding shares of our common stock must cast a vote on this proposal.

The Board of Directors recommends a vote “FOR” this proposal to approve Amendment No. 4.

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

During 2011, we sought an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in this proposal should occur every year, every two years or every three years. The one-year option received the greatest number of votes, and the Board of Directors confirmed that advisory votes on executive compensation would be held on an annual basis.

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

As discussed below under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board of Directors believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.

We faced significant challenges in 2011, as the turbulent economic environment continued to impact operations. In light of these continuing challenges, we have put in place a number of responsible and stockholder-focused compensation policies, programs and practices, including the following:

•	We elected to pay no short-term cash bonus awards to the named executive officers under our Management Incentive Compensation Program with respect to 2011, 2010 and 2009.

•

Under the new employment agreement with Mr. Harl, our Chief Executive Officer, entered into in 2010 and covering calendar years 2011 through 2013, his long-term incentive award is 100 percent performance-based and 85 percent of his target total compensation is performance-based.

•

We added performance-based conditions to one-third of the long-term incentive awards made to the other named executive officers in 2011 (with the exception of one newly-hired named executive officer). In prior years, long-term incentive awards were exclusively time-based.

•	The change in control excise tax gross-up was eliminated from all employment agreements, severance plans and policies in 2011.

•	Any change in control severance payments must be reduced to a level where no excise tax will be incurred.

•	A clawback policy was implemented allowing us to recover any excess incentive-based compensation awarded as a result of an accounting restatement.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board of Directors continues to welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2012. PwC has been our independent auditor since May 2011. A proposal will be presented at the Annual

Meeting asking the stockholders to ratify the appointment of PwC as our independent auditor for 2012. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of PwC as our independent auditor for 2012.

A representative of PwC will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

New and Former Independent Auditors

During the first half of 2011, we solicited bids for audit services for 2011 from several independent auditors, including Grant Thornton LLP, our existing auditor at the time. As a result of this process and following careful deliberation, the Audit Committee approved the engagement of PwC, as our independent registered public accounting firm for our fiscal year ending December 31, 2011 and to perform procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with the quarter ending June 30, 2011. The engagement of PwC was effective on May 25, 2011. On the same date, Grant Thornton was notified that it had been dismissed as our independent registered public accounting firm.

The reports of Grant Thornton on our consolidated financial statements for the past two fiscal years (2010 and 2009) contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Grant Thornton’s report dated March 14, 2011 on our consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, contained a separate paragraph stating that:

“We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2011 expressed an adverse opinion and exclusion of Utility T&D segment.”

The Audit Committee discussed with representatives of Grant Thornton the material weakness in internal controls, as described below.

During the years ended December 31, 2010 and 2009 and the subsequent interim period through May 25, 2011, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Grant Thornton would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.

In connection with its audits for the years ended December 31, 2010 and 2009 and through May 25, 2011, there were no “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K, except that a material weakness in our internal control over financial reporting was identified as described below.

Management identified a material weakness related to compliance with the established estimation process at our subsidiary in Canada. Management determined that project cost estimations were not prepared in sufficient detail to properly analyze job margin and management review was not thorough and did not include follow through on issues from prior month estimates. These operating deficiencies resulted in a failure to identify four loss contracts in a timely manner as of December 31, 2010. This oversight was subsequently identified by the Canadian management team during the monthly review process for

January 2011 and February 2011. The full amount of the approximately $19.2 million of estimated project operating losses is reflected in our financial statements for the year ended December 31, 2010. Management assessed the potential impact of this error on prior quarters and noted that work on these loss contracts did not have substantial progress until the fourth quarter of 2010. Management also reviewed the estimated costs at completion calculations for other significant contracts and determined that this deficiency was confined to these loss contracts.

In response to this material weakness, management implemented additional monitoring controls over the established control environment that is already in place. This material weakness was remediated during 2011.

We did not consult with PwC during our two most recent fiscal years or during any subsequent interim period prior to May 25, 2011 regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor was oral advice provided that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Fees of Independent Registered Public Accounting Firms

The following table sets forth the fees we incurred for services provided by PwC for 2011 and by Grant Thornton for 2010. All fees are presented in the year to which they relate rather than the year in which they were billed.

	2011	2010

Audit fees	$2,081,400	$1,987,958
Audit-related fees	33,478	—
Tax fees	—	—
All other fees	15,300	—

Total	$2,130,178	$1,987,958

Audit for 2011 and 2010 fees consisted of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of quarterly financial statements. Audit fees also included fees for the issuance of auditors’ consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board.

Audit-related fees for 2011 consisted of consulting services rendered in connection with our preparation of certain required multi-employer plan disclosures.

Fees for all other services for 2011 consisted of attest work associated with state licensing and reporting requirements as well as annual subscription fees for research software.

Audit Committee Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2012, by

•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

Name of Owner or Identity of Group	Shares Beneficially Owned(1)		Percentage of Class(1)
U.S. Bank, N.A., as custodian for Infrastrux Holdings, LLC	7,936,318	(2)	16.2
Wells Fargo & Company	4,015,420	(3)	8.2
FMR LLC	3,440,357	(4)	7.0
Tontine Overseas Associates, L.L.C.	2,602,615	(5)	5.3
Robert R. Harl	825,156	(6)	1.7
Arlo B. DeKraai	481,369	(7)	*
Van A. Welch	305,045	(8)	*
Jerritt M. Coward	121,823	(9)	*
James L. Gibson	125,457		*
Michael J. Giarratano	51,533		*
J. Robert Berra	75,000		*
John T. McNabb, II	92,677		*
Robert L. Sluder	23,759		*
William B. Berry	41,642		*
Edward J. DiPaolo	15,598		*
S. Miller Williams	18,371	(10)	*
Daniel E. Lonergan	0	(11)	*
Michael C. Lebens	0	(12)	*
All executive officers and directors as a group (14 people)	2,177,430	(13)	4.4

*	Less than 1 percent
(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon exercise of an option within 60 days of March 31, 2012, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)	Information is as of May 24, 2011, and is based on the Form 4 dated September 19, 2011, which was filed by and on behalf of each of InfrastruX Holdings, LLC, TPF Power, Inc., TPF InfrastruX Holdings, LLC, Tenaska Power Fund, L.P., Tenaska PF G, LLC and Tenaska PF, Inc. The address of each of the foregoing is c/o Tenaska Capital Management, LLC, 1044 North 115th Street, Suite 400, Omaha, Nebraska 68154. Except for 16,742 shares of restricted stock over which such entities have shared voting but no dispositive power, each such entity has shared voting and dispositive power over the shares reported.

(3)	Information is as of December 31, 2011, and is based on the Schedule 13G/A dated January 20, 2012, which was filed by Wells Fargo & Company (“Wells Fargo”) and Wells Capital Management Incorporated (“Wells Capital”). Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for Wells Capital is 525 Market Street, San Francisco, California 94105. Of the shares shown, Wells Fargo has sole voting power over 3,966,032 shares and sole dispositive power over 4,015,420 shares and Wells Capital has sole voting power over 1,159,766 shares and sole dispositive power over 3,471,780 shares.
(4)	Information is as of December 31, 2011, and is based on the Schedule 13G/A dated February 13, 2012, which was filed by FMR LLC, Edward C. Johnson, III and Fidelity Management & Research Company. The address of each of the foregoing is 82 Devonshire Street, Boston, Massachusetts 02109. Each of FMR LLC and Edward C. Johnson, III has sole dispositive power over the shares reported.
(5)	Information is as of December 31, 2011, and is based on the Schedule 13G/A dated January 13, 2012, which was filed by TTR Management, LLC (“TTRM”), Tontine Asset Associates, LLC (“TAA”), Tontine Overseas Associates, L.L.C. (“TOA”) and Jeffrey L. Gendell, individually. The address of each of the foregoing is 55 Railroad Avenue, Greenwich, Connecticut 06830. Of the shares owned, TTRM has shared voting and dispositive power over 452,779 shares, TAA has shared voting and dispositive power over 1,357,292 shares, TOA has shared voting and dispositive power over 792,544 shares and Jeffrey L. Gendell has shared voting and dispositive power over 2,602,615 shares.
(6)	Includes 100,000 shares subject to stock options which are currently exercisable, and 30,000 shares held in a family limited partnership.
(7)	Includes 434,805 shares held by the Arlo B. DeKraai Revocable Trust.
(8)	Includes 50,000 shares subject to stock options which are currently exercisable.
(9)	Includes (a) 10,000 shares subject to stock options which are currently exercisable and (b) 202 shares held in the Willbros Employees’ 401(k) Investment Plan (the “401(k) Plan”) for the account of Mr. Coward. Substantially all of these shares, except for shares of unvested restricted stock and shares held in the 401(k) Plan, are held in a brokerage account and pledged as security for loans outstanding from time to time.
(10)	Includes 5,000 shares subject to stock options which are currently exercisable.
(11)	Mr. Lonergan was appointed to serve as a director of the Company on July 1, 2010 pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions – Stockholder Agreement.” Mr. Lonergan also serves as a director of TPF Power, Inc., the manager of InfrastruX, a greater than 10% owner of the Company. Mr. Lonergan disclaims beneficial ownership of any shares beneficially owned by InfrastruX, except to the extent of his pecuniary interest therein.
(12)	Mr. Lebens was appointed as a director of the Company following the Company’s 2011 Annual Meeting pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions – Stockholder Agreement.”
(13)	For specific information on each of the listed individuals, see footnotes (6) through (12).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis provides information related to the 2011 compensation of our executive officers identified in the Summary Compensation Table, who we refer to as our “Named Executives,” or our “NEOs.”

Overview

In 2011, the Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) continued its extensive efforts to align compensation with stockholders’ interests by focusing on creating greater incentives for executive management to achieve certain predetermined strategic and financial goals as part of our short-term and long-term incentive plans. The Committee sought to target total compensation at competitive levels, while tying a significant portion of compensation to the achievement of performance objectives.

The Company faced significant challenges in 2011, as the turbulent economic environment continued to impact operations. However, the Company achieved improved operating performance as a result of its strategic initiatives and ongoing efforts to match its cost structure and resources with its substantial project work commitments.

The Company had several significant achievements in 2011, including:

•	Debt reduction of $123.4 million, exceeding our goal of $50 million to $100 million

•

A 30.3 percent increase in revenues in the Upstream Oil & Gas segment, through expansion of our regional presence in the liquids basins and shale plays, while maintaining our cross-country large diameter pipeline revenue

•	An increase in engineering services, including significant additions of engineering, procurement and construction, or “EPC” projects

•	Settlement of a billing dispute for $61.0 million, achieving recovery of approximately 90 percent of the claimed amounts.

However, our operating results, though improved, were generally below the thresholds and targets set for the year.

2011-2012 Compensation Highlights

Summarized below are some of the key recent actions and decisions with respect to our executive compensation program, as approved by the Committee with advice from its independent compensation consultant, Mercer. These actions were taken to be consistent with the Committee’s strong commitment to pay for performance and good corporate governance.

•	Pay for Performance:

•

Annual bonuses: No bonuses were paid for 2011 to our CEO and other executive officers, since the Adjusted Operating Income threshold performance level was not met (even though target performance was exceeded on one of our metrics and maximum performance was achieved on another metric). No bonuses were paid to our Named Executives in 2009 or 2010 who were executive officers during those years due to our disappointing financial performance

•

CEO Long-term Incentive (“LTI”) Award: Under the CEO’s new employment agreement entered into in 2010 and covering calendar years 2011 through 2013, the CEO’s LTI award is 100 percent performance-based. For 2011, he earned only 20 percent of his target award and forfeited the remaining 80 percent

•	Performance-based LTI: One third of the annual LTI awards made to the other NEOs in 2011 were performance-based (with the exception of one newly-hired NEO).

•	Corporate Governance: Several key actions were taken by the Committee in 2011 and early 2012

•	The change in control excise tax gross-up was eliminated from all employment agreements, severance plans and policies in 2011

•	Any change in control severance payments must be reduced to a level where no excise tax will be incurred

•	A clawback policy was implemented allowing the Company to recover any excess incentive-based compensation awarded as a result of an accounting restatement

•	The executive life insurance benefit was eliminated.

As mentioned earlier, the compensation program for our NEOs and other key executives is primarily focused on incentive compensation. In addition, the heaviest incentive weighting is on long-term incentive compensation. The average mix of fixed versus variable (bonus and/or LTI) compensation, at target, for our NEOs is as follows:

Committee Consideration of the 2011 Stockholder Vote on Executive Compensation for 2010

We conducted our first advisory vote on executive compensation last year at our May 2011 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executives, we will consider our stockholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

At our May 2011 annual meeting, our stockholders voted to approve our fiscal 2010 executive compensation program, but nearly 46 percent of the votes cast did not support the measure. While this vote was advisory and not binding on the Company or the Committee, we have carefully considered the results of the vote in the context of our overall executive compensation philosophy, as well as our compensation policies and decisions.

During the past year, we sought feedback from many of our largest stockholders, representing a significant percentage of our outstanding common shares, and from other stockholders, to understand their concerns with our executive compensation program and determine the reasons why our advisory vote on executive compensation proposal did not receive strong support from our stockholders. We conducted meetings and telephone calls with our stockholders that involved senior members of management. In the course of these meetings, we discussed with our stockholders a wide variety of topics related to our executive compensation program, including, among others, the relationship of our executive compensation to our Company’s performance, the prior availability of tax gross-ups in connection with change of control severance benefits, the continued use of employment agreements with our senior executives, including one which contains an “evergreen provision,” and the absence of performance-based long-term incentive awards.

In consideration of the outcome of our advisory vote on executive compensation at the May 2011 annual meeting, and in an effort to further align our executive compensation program with the interests of our stockholders, we have made several adjustments to our executive compensation policies and decisions, including:

•	Excise tax gross-up on change in control severance benefits: This was eliminated in 2011, as noted earlier

•	Perceived disconnect between executive pay and stockholder returns: We added a funding mechanism to our MIC Program in 2011 and paid no bonuses to our senior executives for 2011 because the threshold performance level for operating income was not met. The long-term incentive program was significantly modified in 2011, as noted earlier, whereby 100 percent of the CEO’s LTI can be earned based entirely on performance. In addition, one third of the LTI awards for the other senior executives, including our NEOs, now include the same performance conditions. Further, any earned amounts require time vesting over two years

•

Employment agreements: The Committee approves employment agreements for the Company’s senior executives only when it concludes that an employment agreement is necessary to recruit talented executives from our competitors or to retain critical members of the management team. The Committee believes that the Company benefits greatly from having in place a small number of employment agreements with its senior executives, including greater stability and lower turnover among the management team. Also, given the highly competitive nature of the sectors where we operate, we benefit from the strong non-competition, non-solicitation and non-disparagement covenants in our employment agreements. Regarding the evergreen provisions, only one NEO has such a provision, which was inherited at the time the executive’s company was acquired in 2010 and does not fix the executive’s compensation. The Committee intends to evaluate this employment agreement and may elect to modify, replace or terminate the agreement prior to the next renewal date.

Overall, the Committee believes that our 2011 executive compensation program, including the changes made, is responsive to our stockholders, is tailored to our business strategies, aligns pay with performance, promotes stockholder value, and reflects best practices regarding executive compensation. The Committee will continue to consider stockholder sentiment regarding our core compensation principles and objectives when determining future executive compensation.

Role of the Compensation Committee

The Committee has responsibility for discharging the Board’s responsibilities with respect to compensation of the Company’s executives. In particular, the Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation. In doing so, the Committee reviews all elements of the CEO’s compensation. The Committee also approves non-CEO executive compensation, incentive compensation plans and equity-based plans. In addition, the Committee administers the Company’s stock and bonus plans. Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. For a more complete description of the responsibilities of the Committee, see “Corporate Governance—Board Committees—Compensation Committee.”

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the Named Executives, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee can exercise its discretion in modifying any recommendation and makes the final decisions.

Role of the Compensation Consultant

Since August 2009, the Committee has retained Mercer to serve as its independent consultant. Mercer provides executive and director compensation consulting services to the Committee, regularly attends Committee meetings, reports directly to the Committee on matters relating to compensation for our Named Executives, and participates in executive sessions without Named Executives present. Mercer provides advice and analysis to the Committee on design and level of executive and director compensation. In connection with its services to the Committee, Mercer works with executive management and the corporate Human Resources management group to formalize proposals for the Committee.

Compensation Philosophy and Objectives

As a leading provider of construction and engineering services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization in order to develop and expand our businesses and execute our business strategies.

The Committee bases its executive compensation decisions on the same objectives that guide our Company in establishing all of our compensation programs:

•

Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns because they are more able to affect our results

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation of other premier employers who compete with us for talent

•

Compensation should incentivize and reward short- and long-term performance. Our programs should deliver compensation in the top tier when our employees and our Company perform accordingly; likewise, where individual performance falls short of expectations and/or Company performance lags the industry, the programs should deliver lower-tier compensation

•

Our objectives of pay for performance and retention must be balanced. Compensation should promote retention of well-qualified executives while aligning the interests of our executives with those of our stockholders. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to our Company

•	Compensation should foster the long-term focus required for success in our industry.

Setting Executive Compensation

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and equity or short-term and long-term incentive compensation. Rather, the Committee reviews competitive information provided by Mercer and management’s recommendations to determine the appropriate level and mix of incentive compensation.

For Named Executives, the Committee generally targets total direct compensation, consisting of base salary, the target annual incentive award and the annual long-term incentive grants, at a level up to the 75th percentile, for outstanding performance, of compensation paid to similarly situated executives of companies comprising a peer group of publicly traded energy, engineering and construction, oilfield services and power industry companies. This objective was established in recognition of the intense competition in our industry for top executive-level talent. Significant variations above and below this objective will occur as dictated by the experience level, responsibilities and performance of the individual and the Company. Conversely, the Committee believes it is equally important for compensation to suffer when the Company fails to achieve its targets. As a result, no bonuses were paid to our Named Executives for 2011 and only 20 percent of the targeted payout will be paid to our Named Executives with respect to their performance-based long-term incentives for 2011.

With the assistance of Mercer, the Committee reviews the composition of the peer group periodically to ensure the companies are relevant for comparative purposes. For purposes of setting 2011 compensation, the peer group consisted of the following 12 companies in the construction and engineering, oil and gas equipment and services, and environmental and facilities services industries (the “2011 Peer Group”):

Chicago Bridge & Iron Co.	Matrix Service Company
Dycom Industries	MYR Group
Exterran Holdings, Inc.	Pike Electric
Foster Wheeler	Quanta Services
Global Industries Ltd.	Team, Inc.
MasTec	TETRA Technologies, Inc.

In selecting the 2011 Peer Group, the Committee evaluated companies against which we compete for executive-level talent. The Committee also considered company size, as measured primarily by revenue, as well as additional peer selection criteria, including: industry in which the company operates, markets served, market value, market value to revenue ratio, and total assets. Our annual revenue exceeded the median of the 2011 Peer Group as of the end of 2010. This reflects the pro forma revenue impact of the acquisition of InfrastruX Group, Inc., in 2010.

Separate from the annual compensation analysis using the industry-focused 2011 Peer Group above, the Committee felt it would be helpful to also get perspective on compensation at a second group of companies from a variety of industries that have financial characteristics closely resembling those of Willbros. With the assistance of Mercer, a 15-company “general industry” peer group was developed using the same financial peer selection criteria as outlined above for the 2011 Peer Group. In evaluating 2011 compensation, the Committee requested this additional reference point to determine whether any significant differences existed in the compensation statistics produced by the 2011 Peer Group and this group of general industry companies with similar financial characteristics to Willbros. Based on this evaluation, it was determined that the compensation data differences were immaterial between the two groups, thus substantiating the use of the 2011 Peer Group as a reference point for compensation decisions.

2011 Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for our Named Executives were:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity incentive compensation; and

•	Benefits and perquisites.

The chart below illustrates how our compensation design supports our compensation objectives:

Compensation Element	Compensation Objectives	Key Features

Base Salary	• Attract and retain executives by providing a stable income at a level that is consistent with the market and that compensates Named Executives for the day-to-day execution of their primary duties	• Reviewed annually to ensure our compensation is competitive • Annual salary adjustments based on performance and the market
Annual Cash Incentives

•        Link pay to performance by directly tying bonuses to Company’s business objectives

•        Align management with stockholders’ interests by rewarding achievement of annual performance metrics

•        Reinforce corporate values through shared performance objectives

•        Performance measures set at levels to incentivize achievement of annual objectives

•        Reviewed annually in relation to current market data and approved by the Committee

•        Funded through the achievement of an annual performance measure

Compensation Element	Compensation Objectives	Key Features

Long-term Incentives

•        Motivate high performance by providing an opportunity for executives to share in long-term wealth creation

•        Link pay to performance and align management with stockholders’ interests by directly tying payouts to achievement of performance measures as well as performance of Company’s stock

• Portion of annual LTI grant tied to performance (100% for CEO; 33% for most NEOs) • Vest in increments over a period of three or four years
Benefits and Perquisites	• Attract and retain individuals by offering market competitive benefits and perquisites	• Reviewed periodically to ensure they are competitive with the market • Minimal amount provided

Following is a discussion of the Committee’s considerations in establishing each of the compensation components for the Named Executives.

Base Salary

The level of base salary paid is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the Named Executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since the last salary increase and industry merit practices. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of executives within the 2011 Peer Group, including amounts budgeted for merit raises within the energy industry, in order to establish base salaries which are competitive in the marketplace.

The base salary of our President and CEO (Mr. Robert R. Harl) was $900,000 for 2011. Mr. Harl’s salary has not changed since September 2009. The Committee initially raised Mr. Harl’s salary from $700,000 to $900,000 in September 2009. In light of the Company’s 2009 and 2010 cost reduction initiatives, including significant reductions in force, Mr. Harl refused to accept the salary increase in 2009 and 2010 and did not begin receiving the higher salary until January 1, 2011. The other Named Executives received no increase in their base salaries for 2011, with the exception of Mr. Michael Giarratano. In connection with his promotion to the position of President of our Utility T&D segment, and in order to bring his base salary to a market-competitive level, Mr. Giarratano’s base salary was increased from $325,000 to $355,000 on April 6, 2011.

Performance-Based Incentive Compensation

Management Incentive Compensation (“MIC”) Program. Annual cash incentive awards for key employees are determined in accordance with our MIC Program, in which each of our Named Executives participates. The award opportunity established for the 2011 MIC Program, as a percent of base salary, was as follows:

Position	Minimum	Threshold	Target	Maximum

CEO	0%	50%	100%	150%

Other NEOs	0%	25%	50%	100%

These levels were either established based on the terms of the executive’s employment agreement (e.g., Mr. Harl and Mr. Robert Berra, our Executive Vice President, Sales & Marketing) or based on median practices in our peer group. It should be noted that the award opportunities for Messrs. Harl and Berra are also consistent with the median practices in our peer group.

Financial and operational performance measures may be comprised of threshold, target and maximum performance levels. If a threshold financial or operational measure is not achieved, no amount is paid on an MIC Program award under that financial or operational measure component. The Committee believes that operating and safety performance and a strong balance sheet are critical to the Company’s future success. Accordingly, for 2011, the Committee chose to use Adjusted Operating Income, Total Recordable Incident Rate, or “TRIR,” Adjusted Operating Margin, Leverage Ratio, Net Days Sales Outstanding, or “Net DSO,” and Personal Performance as the performance measures for our MIC Program. Information for each performance measure and its weighting in the bonus determination follows:

Performance Measure	Rationale/Definition	Weighting

Adjusted Operating Income	An important measure of our earnings power from ongoing operations. Adjusted Operating Income consists of operating income from continuing operations, adjusted for certain unusual items	50 percent

TRIR	An important measure of our safety performance	10 percent

Adjusted Operating Margin	Consists of Adjusted Operating Income divided by Revenue and is an important measure of our ability to manage our variable costs	10 percent

Leverage Ratio	An important measure of our ability to meet our financial obligations	10 percent

Net DSO	An important measure of our efficiency in collecting receivables and managing payables	10 percent

Personal Performance	Individual metrics designed to capture an executive’s personal contribution to meeting our strategic and financial goals	10 percent

The Committee discussed the 2011 MIC Program performance measures and goals over the course of several meetings. When determining performance ranges for each goal, the Committee first considered our 2010 performance and the 2011 budget approved by our Board of Directors. The Committee then focused discussions on the appropriate balance between our ability to achieve various performance levels and the appropriate amount of stretch performance to build into each goal. The Committee set the target level goal for each performance measure to require significant improvement over prior year performance in order to receive a target-level payout under the MIC Program. In some cases, the Committee set the threshold-level goal to require an improvement over prior year performance in order to receive any payout under the MIC Program.

The specific MIC Program performance measures and the Company’s performance in relation to those measures were as follows:

	($000s)
Performance Measure	Threshold	Target	Maximum	Actual

Adjusted Operating Income	$29,976	$37,470	$56,205	($4,213)
Adjusted Operating Margin	1.2%	1.4%	2.2%	(0.26)%
Leverage Ratio	4.75	4.25	3.75	3.58
Net DSO	21	18	12	15

The Committee also established threshold, target and maximum performance measures for TRIR. Achievement of the 2011 threshold TRIR goal would have required significant improvement over the Company’s 2010 performance. The threshold 2011 TRIR performance goal was not met.

For 2011, the Committee also established a mechanism whereby the MIC Program award pool for achievement of the financial and operational performance metrics was funded based on a percentage of Adjusted Operating Income. The threshold Adjusted Operating Income level was not met. Accordingly, none of our Named Executives, other than Mr. Berra, received an annual bonus award for 2011, even though the Company achieved above-target performance on the Net DSO metric and maximum performance on the Leverage Ratio metric with a combined weighting of 20 percent under the 2011 MIC Program.

Mr. Berra received a bonus award of $100,000, which was the minimum bonus for the 2011 calendar year that he was entitled to receive under his employment agreement. The Committee determined that it was necessary to guarantee Mr. Berra a minimum bonus for 2011 in order to recruit Mr. Berra from his former employer. Mr. Berra is not entitled to a guaranteed bonus in 2012.

Long-term Incentive Compensation

In 2010, the Board of Directors and the stockholders of the Company approved the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”). The 2010 Stock Plan permits the Committee to grant various long-term incentive awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, and long-term cash-based awards to Named Executives and key management employees of the Company.

2011 Long-term Incentive Awards—CEO. The target and maximum amounts for Mr. Harl’s annual long-term incentive award under the 2010 Stock Plan are determined by his employment agreement. The target annual long-term incentive award is $4 million and the maximum annual long-term incentive award is $8 million. However, as described in more detail below, Mr. Harl received a long-term incentive award for 2011 of $800,000, which represents 20 percent of his target award opportunity and 10 percent of his maximum award opportunity.

Pursuant to his employment agreement, Mr. Harl’s 2011 long-term incentive award was 100 percent performance-based. For 2011, the Committee chose to use Total Shareholder Return, or “TSR,” TRIR, Adjusted Operating Margin, Leverage Ratio, and Personal Performance (as determined by the Committee) as the performance measures for Mr. Harl’s long-term incentive award. A brief description of these performance measures and their weighting in the long-term incentive award determination follows:

Performance Measure	Rationale/Definition	Weighting

TSR	A metric which ranks the return our stockholders receive from changes in our stock price and any dividends we may pay in comparison to the total shareholder returns generated by the other members of our 2011 Peer Group	50 percent

TRIR	An important measure of our safety performance	20 percent

Adjusted Operating Margin	Consists of Adjusted Operating Income divided by Revenue and is an important measure of our ability to manage our variable costs	10 percent

Leverage Ratio	An important measure of our ability to meet our financial obligations	10 percent

Personal Performance	A metric designed to capture Mr. Harl’s personal contribution to meeting our strategic and financial goals	10 percent

The specific long-term incentive performance measures and the Company’s performance in relation to those measures were as follows:

	($000s)
Performance Measure	Threshold	Target	Maximum	Actual	Amount Paid

Total Shareholder Return	11 of 13 2011 Peer Group	Median 2011 Peer Group	Top 2 2011 Peer Group	12 of 13 2011 Peer Group	$0
Adjusted Operating Margin	1.2%	1.4%	2.2%	(0.26)%	$0
Leverage Ratio	4.75	4.25	3.75	3.58	$800

The Company failed to attain the threshold level of performance with respect to the 2011 TRIR metric. In spite of what the Board of Directors and the Committee felt was exceptional leadership demonstrated by Mr. Harl, the Committee also decided not to pay Mr. Harl any amount with respect to the personal performance evaluation. Consequently, Mr. Harl received a long-term incentive award of $800,000, representing payout under the Leverage Ratio metric and no payout under the other metrics for 2011, which represents 20 percent of his target award opportunity.

Although 100 percent performance-based, Mr. Harl’s long-term incentive award is also conditioned on his continuing service with periodic vesting through 2013. The earned portion of Mr. Harl’s 2011 long-term incentive award will be paid in shares of our common stock in three equal annual installments on March 22, 2012, March 15, 2013 and March 15, 2014. If Mr. Harl voluntarily resigns from the Company prior to December 31, 2013, other than for “Good Reason,” he will forfeit any unvested portion of the award.

2011 Long-term Incentive Awards—Other Named Executives. The LTI awards for our other NEOs continue to be made in shares of our common stock, ensuring alignment with stockholders. While the Company continues to face considerable competitive and retention concerns for its key executives, the Committee believes it is important to also focus on performance in the long-term incentive program. For 2011, one third of the LTI awards for our other NEOs (excluding Mr. Berra) were awarded based on the achievement of certain performance measures, and two thirds were awarded with time-based restrictions, vesting in equal installments over four years. For the performance-based portion of the LTI awards, the performance measures were the same as those used for the CEO’s award. Pursuant to his employment agreement, Mr. Berra’s 2011 award was 100 percent time-based with cliff vesting to occur on February 7, 2014.

In evaluating the appropriate amount and value of long-term equity incentive grants to be awarded to our Named Executives in 2011, the Committee considered the fact that, unlike many of our competitors, the Company does not provide a defined benefit pension plan or excess plan for highly compensated employees, a supplemental executive retirement plan or post-retirement health benefits. In addition, the Committee noted the major contributions by the Named Executives to the Company’s significant achievements in 2010, including:

•	Completing a major investment in the utility transmission and distribution market with the acquisition of InfrastruX Group, Inc.;

•	Expanding our geographic presence and our upstream services to mitigate the seasonality of our pipeline construction business; and

•

Refocusing our business strategy on North America and expanding our markets to include the unconventional shale developments in the U.S., the oil sands of Canada and the industrial process and refining markets.

In March 2011, based on market data provided by Mercer, we issued long-term equity incentive awards by granting restricted stock and restricted stock units to our Named Executives as follows:

Name	Number of Time-Based Restricted Shares	Number of Performance-Based Restricted Shares	Total

Van Welch	26,667	13,333	40,000
James Gibson	26,667	13,333	40,000
Michael Giarratano	20,000	10,000	30,000
Robert Berra	20,000	0	20,000

Since the Company failed to achieve threshold performance under most of the performance metrics for the performance-based restricted stock, 29,332, or 80 percent, of the total of 36,666 performance-based restricted shares awarded in 2011 to Messrs. Welch, Gibson and Giarratano, collectively, were forfeited. The remaining 7,334 performance-based restricted shares that were earned under the 2011 performance metrics will vest in three equal annual installments on March 22, 2012, March 15, 2013 and March 15, 2014. If any of Messrs. Welch, Gibson or Giarratano voluntarily resigns from the Company prior to March 22, 2014, he will forfeit any unvested portion of the earned award.

In addition to the March 2011 awards to the Named Executives, we awarded additional shares of restricted stock to certain Named Executives, as follows:

•

35,000 shares of restricted stock were awarded to Mr. Berra in February 2011 in connection with his hiring as Executive Vice President, Sales & Marketing. As required by his employment agreement, these restricted shares are time-based, with cliff vesting to occur in February 2014

•

50,000 shares of restricted stock were awarded to Mr. Welch in November 2011 in accordance with his new employment agreement. As required by his employment agreement, these restricted shares are time-based, with vesting to occur in equal annual installments over three years.

The Committee determined that the additional awards were necessary in order to recruit Mr. Berra from his former employer and to provide a further retention incentive to Mr. Welch. At the discretion of the Committee, all future long-term incentive awards to Mr. Welch and all long-term incentive awards to Mr. Berra, subsequent to 2012, may be performance-based, time-based, or a combination of both.

Stock Ownership Guidelines

In an effort to further align the interests of our executives and directors with our stockholders, the Board of Directors approved stock ownership guidelines in December 2010 for the executive officers and directors that require them to acquire and retain a significant financial stake in Company common stock. Under the guidelines, Mr. Harl is expected to own a number of shares of the Company’s common stock in market value equal to four times his annual base salary. All other executive officers are expected to own a number of shares equivalent in market value to two times their annual base salary. Directors are expected to own a number of shares equivalent in market value to three times their annual cash retainer. For purposes of determining compliance with the ownership guidelines, restricted stock for which the restrictions have not yet lapsed will be counted.

Each incumbent executive officer and director is expected to achieve the targeted ownership level no later than December 2015. Newly promoted or hired executive officers and newly appointed or elected directors are expected to achieve the target ownership level within five years of the date of their hiring, promotion, appointment or election. The stock ownership guidelines do not apply to any individual directors who are indentified as “Investor Designees” of InfrastruX under the Stockholder Agreement between InfrastruX and the Company.

Retirement and Other Benefits

We have a defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our Named Executives, up to a maximum of four percent of salary, in the form of cash.

Perquisites

We provide our Named Executives with a limited number of perquisites consistent with industry practices that the Committee believes are reasonable and in line with our overall compensation program and better enable the Company to attract and retain talented employees for executive positions. The Committee periodically reviews the levels of perquisites provided to our Named Executives.

We provide the following:

•

Medical. Each of our Named Executives is reimbursed for the expense of an annual, fully comprehensive medical examination with the physician of his choice. In addition, we sponsor an executive medical program for the CEO, CFO, COO, Executive Vice President, Sales & Marketing, General Counsel and the Presidents of each of our business segments that provides reimbursement for these officers and their eligible dependents of qualifying medical expenses not covered by the Willbros Group Medical Plan as well as an accidental death and dismemberment benefit. We believe the Company benefits from these perquisites by encouraging our executive officers to protect their health

•	Vehicle Fuel. We reimbursed certain Named Executives in 2011 for fuel expenses.

In 2011, we eliminated our Executive Life benefit under which our Named Executives were entitled to reimbursement for up to $3,500 annually in premiums for the purchase of life insurance.

Severance Plans

In October 2010, the Committee approved and recommended, and the Board of Directors adopted, the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). The Management Severance Plan replaced the previous severance plan and was adopted to provide assurance of severance benefits for terminated executive employees while better aligning our severance policies with current compensation trends. All of our Named Executives, other than Messrs. Harl and Giarratano, are participants in the Management Severance Plan.

Additional information with respect to payments which may be made under the Management Severance Plan is provided under “Potential Payments Upon Termination or Change in Control – Management Severance Plan.”

Employment Agreements

The Committee believed it was necessary for us to enter into employment agreements with Mr. Berra, in order to recruit him from his prior employer, and with Messrs. Harl and Welch, in order to secure their continued employment with the Company. Mr. Giarratano entered into an employment agreement with a subsidiary of InfrastruX Group, Inc. prior to the Company’s acquisition of this entity in 2010; thus, his employment agreement was inherited by the Company. Mr. Harl receives compensation in accordance with his employment agreement, and Messrs. Welch and Berra receive certain long-term incentives in accordance with their respective employment agreements. Accordingly, the overall compensation of Messrs. Welch and Berra, other than certain long-term incentives, is determined in the same manner as the compensation for the other Named Executives. Mr. Giarratano’s employment agreement does not specify his compensation.

In addition to the initial equity awards discussed under the caption “2011 Long-term Incentive Awards-Other Named Executives,” the new employment agreements for Messrs. Welch and Berra each provide for cash sign-on bonuses of $100,000. The Committee determined that these cash bonuses were necessary to secure Mr. Welch’s continued employment and to recruit Mr. Berra from his previous employer. Mr. Welch’s sign-on bonus was paid in early January 2012. If he resigns prior to November 1, 2012, Mr. Welch will be required to return $70,000 of his sign-on bonus. Mr. Berra’s sign-on bonus was paid in two installments in February and August of 2011.

Clawback Policy

In March 2012, the Committee adopted a clawback policy, which is intended to be interpreted in a manner consistent with any applicable rules or regulations to be adopted by the SEC or the New York Stock Exchange as contemplated by the Dodd-Frank Act. The policy provides that in the event of an accounting restatement due to material non-compliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•

Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation

•

Short-term Incentive: Our MIC Program does not allow for unlimited payouts. Short-term incentive payments cannot exceed 200 percent of target levels and, in the case of our President and CEO, cannot exceed 150 percent of target levels

•

Equity Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of three or four years. Our performance-based long-term incentive awards are capped and cannot exceed 200 percent of target levels

•	Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans

•	Performance Measures: Our performance goal setting process is aligned with our business strategy, our mission, vision and values and the interests of our stockholders

•

Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws

•

Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

Our compensation program is designed to motivate our Named Executives and other Company officers to achieve business objectives that generate stockholder returns and to encourage behaviors that are consistent with our values.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code places a $1 million per person limitation on the United States tax deduction a U.S. publicly held corporation (or a U.S. subsidiary of a publicly-held corporation) may take for compensation paid in any fiscal year to the Company’s CEO and its three other highest paid executive officers other than the CFO, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code. While we generally prefer to optimize the deductibility of compensation paid to our executive officers, we also intend to maintain the flexibility necessary to provide cash and equity compensation in line with our stated compensation philosophy and competitive market practice even if these amounts are not fully deductible. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

William B. Berry
Edward J. DiPaolo
Daniel E. Lonergan (appointed on May 24, 2011)
Robert L. Sluder, Chairman

Summary Compensation Table

The following table summarizes the total compensation earned by, or paid or awarded to, each of the named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009. Mr. Gibson was promoted to President, Downstream Oil and Gas in March 2010 and to Chief Operating Officer in October 2010. Mr. Berra was hired as Executive Vice President, Sales & Marketing in February 2011. Mr. Giarratano was promoted to President, Utility T&D in April 2011.

We have employment agreements with Messrs. Harl, Welch, Berra and Giarratano. For additional information regarding these employment agreements, see the caption “Potential Payments Upon Termination or Change in Control – Employment Agreements,” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)

Robert R. Harl President and Chief Executive Officer	2011	900,000	—		1,939,980	(1)(3)	—	800,000	(4)	—	17,795	(5)	3,657,775
	2010	692,486	—		1,593,501		—	—		—	26,936		2,312,923
	2009	700,000	—		1,423,500		—	—		—	26,936		1,150,471

Van A. Welch Executive Vice President and Chief Financial Officer	2011	448,800	—		635,044	(1)	—	—		—	5,236	(6)	1,089,080
	2010	417,239	—		445,500		—	—		—	6,000	(6)	868,739
	2009	408,000	—		323,000		—	—		—	6,000	(6)	737,000

J. Robert Berra Executive Vice President, Sales & Marketing	2011	300,583	200,000	(6)	627,900	(1)	—	—		—	—		1,128,483

James L. Gibson Chief Operating Officer	2011	450,000	—		413,544	(1)	—	—		—	6,000		869,544
	2010	311,951	—		635,600		—	—		—	7,384		954,935

Michael J. Giarratano President, Utility T&D	2011	341,967	—		311,356	(1)	—	—		—	4,437		657,760

(1)	These amounts in the Stock Awards column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Amounts have not been adjusted for expected forfeitures. The assumptions used to value the stock awards are included in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011. The amounts shown do not represent amounts paid to such executive officers.
(2)	The amounts shown for 2011 include contributions by the Company to our 401(k) Plan in the amount of $6,000 for each of Messrs. Harl and Gibson, $5,236 for Mr. Welch and $4,437 for Mr. Giarratano.

Does not include the value of perquisites and other benefits for 2011 for each of Messrs. Welch, Berra, Gibson and Giarratano because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2010 for each of Messrs. Welch and Gibson because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2009 for Mr. Welch because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(3)	The amount in the Stock Awards column for Mr. Harl represents grant date fair value of the portion of his 2011 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award is payable in cash or shares of our common stock equal in value to the cash amount in three equal annual installments commencing March 21, 2012 and is classified as a share-based liability under FASB ASC Topic 718. Mr. Harl will receive no payout under this award since we did not satisfy the threshold level of performance for Total Shareholder Return.
(4)	The amount in the Non-Equity Incentive Plan Compensation column for Mr. Harl represents the portion of his 2011 long-term cash incentive award with non-market performance metrics (safety, Adjusted Operating Income, Total Leverage Ratio and Personal Performance) and is classified as a “liability” for accounting purposes. This portion of the award is payable in 229,226 shares of our common stock in three annual installments commencing March 21, 2012.

(5)	In addition to the item included in footnote (2) above, the amount for Mr. Harl includes the cost to us attributable to contributions by us to our Executive Medical Plan and a vehicle fuel allowance.
(6)	The amount shown in this column for Mr. Berra represents a sign-on bonus of $100,000 and a guaranteed bonus of $100,000 for 2011, the initial year of his employment.

Grants of Plan-Based Awards During 2011

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2011. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert R. Harl		450,000	900,000	1,350,000	—	—	—	—	—	—	—
	3/23/2011	500,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	3/23/2011	—	—	—	$500,000	$2,000,000	$4,000,000	—	—	—	1,939,980

Van A. Welch		112,200	224,400	448,800	—	—	—	—	—	—	—
	3/23/2011	—	—	—	—	—	—	26,667	—	—	291,204
	3/23/2011	—	—	—	3,333	13,333	26,667	—	—	—	122,340
	11/17/2011	—	—	—	—	—	—	50,000	—	—	221,500

James L. Gibson		112,500	225,000	450,000	—	—	—	—	—	—	—
	3/23/2011	—	—	—	—	—	—	26,667	—	—	291,204
	3/23/2011	—	—	—	3,333	13,333	26,667	—	—	—	122,340

J. Robert Berra		88,750	177,500	355,000	—	—	—	—	—	—	—
	2/7/2011	—	—	—	—	—	—	35,000	—	—	409,500
	3/23/2011	—	—	—	—	—	—	20,000	—	—	218,400

Michael J. Giarratano		81,250	162,500	325,000	—	—	—	—	—	—	—
	3/23/2011	—	—	—	—	—	—	20,000	—	—	219,600
	3/23/2011	—	—	—	2,500	10,000	20,000	—	—	—	91,756

(1)	On March 21, 2012, the Compensation Committee confirmed the earned portion of these awards. With respect to the portion of Mr. Harl’s 2011 long-term cash incentive award with a market performance metric (Total Shareholder Return) reported as equity in this table, the Compensation Committee confirmed that the threshold level of performance for Total Shareholder Return was not met and there would be no payout. With respect to the performance-based RSUs awarded to the other named executive officers, the Compensation Committee confirmed that Messrs. Welch and Gibson each earned 2,667 shares and Mr. Giarratano earned 2,000 shares. The earned portion of the performance-based RSUs awarded to Messrs. Welch, Gibson and Giarratano are conditioned upon continued service.
(2)	These stock awards were granted under our 2010 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2011 table below.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table summarizes the option and stock awards that we have made to our named executive officers, which were outstanding as of December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable

Robert R. Harl	100,000	—	—	18.01	1/19/16	91,221	(3)	334,781	—	—
Van A. Welch	50,000	—	—	17.79	8/27/16	97,316	(4)	357,150	—	—
James L. Gibson	—	—	—	—	—	77,920	(5)	285,966	—	—
J. Robert Berra	—	—	—	—	—	55,000	(6)	201,850	—	—
Michael J. Giarratano	—	—	—	—	—	47,727	(7)	175,158	—	—

(1)	In 2011, Mr. Harl’s long-term cash incentive award was 100 percent performance-based and each of the Named Executives received performance-based RSUs covering the performance period ending December 31, 2011. On March 21, 2012, the Compensation Committee confirmed the earned portion of these awards. With respect to the portion of Mr. Harl’s 2011 long-term incentive cash award reported as equity, the Compensation Committee confirmed that the performance metric was not met and there would be no payout. The earned portion of the performance-based RSUs to the other Named Executives are conditioned upon continued service and are consequently reported in the column captioned “Number of Shares or Units of Stock That Have Not Vested.”
(2)	Based on the closing price of our common stock on December 30, 2011 ($3.67), as reported on the New York Stock Exchange.
(3)	These shares vest as follows: 957 shares of restricted stock on October 1, 2012; 864 shares of restricted stock on each of January 1, 2012 and 2013; 1,214 shares of restricted stock on each of January 1, 2012 and 2013; and 86,108 restricted stock units on December 31, 2013.
(4)	These shares of restricted stock vest as follows: 558 shares on October 1, 2012; 504 shares on each of January 1, 2012 and 2013; 708 shares on each of January 1, 2012 and 2013; 5,000 shares on each of May 10, 2012, 2013 and 2014; 8,889 shares on each of March 23, 2012, 2013 and 2014; 889 shares on March 21, 2012 and 889 shares on each of March 15, 2013 and 2014; and 16,667 shares on each of November 17, 2012 and 2013 and 16,666 shares on November 7, 2014.
(5)	These shares vest as follows: 4,000 restricted stock units on March 12, 2012; 2,500 restricted stock units on March 12, 2013; 298 restricted stock units on October 1, 2012; 269 shares of restricted stock on each of January 1, 2012 and 2013; 6,250 shares of restricted stock on each of March 15, 2012, 2013 and 2014; 3,750 shares of restricted stock on each of May 10, 2012, 2013 and 2014; 3,750 shares of restricted stock on each of October 26, 2012, 2013 and 2014; 6,667 shares of restricted stock on each of March 23, 2012, 2013 and 2014 and 6,666 shares on March 23, 2015; and 889 shares of restricted stock on each of March 21, 2012, March 15, 2013 and March 15, 2014.
(6)	All of these shares of restricted stock vest on February 7, 2014.
(7)	These shares of restricted stock vest as follows: 4,000 shares each on January 1, 2012 and 2013; 9,477 shares on March 17, 2012; 2,750 shares on each of March 17, 2013, 2014 and 2015; 5,000 shares on each of March 23, 2012, 2013, 2014 and 2015; and 667 shares on March 21, 2012, 666 shares on March 15, 2013 and 667 shares on March 15, 2014.

Option Exercises and Stock Vested During 2011

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Robert R. Harl	—	—	3,038	24,420
Van A. Welch	—	—	52,604	312,366
James L. Gibson	—	—	18,317	164,739
J. Robert Berra	—	—	—	—
Michael J. Giarratano	—	—	10,727	80,315

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

Potential Payments Upon Termination or Change in Control

The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2011 termination date and, where applicable, using the closing price of our common stock of $3.67 (as reported on the New York Stock Exchange) as of December 30, 2011, the last trading day of the year. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

Robert R. Harl

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death/ Disability
Compensation:
Base Salary ($900,000)	$0	$0	$0	$1,803,462	(2)	$0	$2,700,000	(3)	$0/$360,000	(4)
Short-term Incentive	$0	$0	$0	$0	(5)	$0	$2,676,000	(3)	$900,000	(6)
Long-term Incentives
Restricted Stock/Units and other LTI Awards
Unvested and Accelerated	$0	$0	$0	$1,134,781	(7)	$0	$1,134,781	(7)	$1,134,781	(7)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(8)	$0	$0	$0	$18,468		$0	$18,468		$17,964/18,468
Total	$0	$0	$0	$2,956,711		$0	$6,529,249	(9)	$2,052,745/2,413,249

(1)	Under our retirement policies, Mr. Harl was not eligible for retirement on December 31, 2011.
(2)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of his agreement (through January 1, 2014).
(3)	Under his employment agreement, Mr. Harl would be entitled to an amount equal to three times the sum of his highest base salary in the thirty-six months ending on the date of his separation plus three times the greatest annual cash bonus he had received in the same thirty-six month period. He received a cash bonus of $892,000 in 2009 for 2008.
(4)	In the event of his disability, Mr. Harl would be entitled to receive an amount equal to the difference between his base salary and the amount of his disability payments from the time his disability payments commence until the time of his termination by reason of the disability. For purposes of this table, it was assumed he would receive one year of disability payments at sixty percent of his base salary.
(5)	Mr. Harl would be entitled to any cash bonus earned for performance for the year of his termination; the Board of Directors determined that no cash bonus was earned for the 2011 year.
(6)	Mr. Harl would be entitled to the cash bonus for which he is eligible for the year of his termination as if all performance goals upon which his bonus is contingent had been met at target (not maximum) levels.
(7)	Mr. Harl has been awarded 91,221 shares of unvested restricted stock/units that would vest if his employment with us is terminated involuntarily other than for cause, voluntarily for good reason or by reason of his death or disability between December 31, 2011 and December 31, 2013. In addition, in March 2012, the Board of Directors certified that Mr. Harl had earned, as of December 31, 2011, $800,000 in stock equivalents pursuant to a performance-based long-term incentive award made in 2011, which would also vest.
(8)	Mr. Harl would be entitled to continuation of health and dental insurance benefit coverage for himself and his eligible dependents for eighteen months following his termination (for only his dependents in the case of his death) and life insurance coverage for himself for 24 months following his termination. The amounts reflected are the employer cost for continuation of his and/or his dependents coverage, as the case may be, under our dental, medical and life group insurance policies. The amounts were determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amounts to present value as of December 31, 2011.

(9)	Mr. Harl’s employment agreement provides that the total amount receivable by him in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount payable to Mr. Harl does not exceed the amount allowable.

Van A. Welch

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($448,800)	$0	$0	$0	$1,346,400	(2)	$0	$1,346,400	(3)	$0
Short-term Incentive	$0	$0	$0	$673,200	(2)	$0	$1,148,520	(3)	$224,400
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$357,150	(4)	$0	$357,150	(4)	$357,150	(4)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0		$0	$11,592	(5)	$0
Total	$0	$0	$0	$2,376,750		$0	$2,863,662	(6)	$581,550

(1)	Neither our Management Severance Plan for Executives nor Mr. Welch’s employment agreement has a provision for retirement benefits.
(2)	Under his employment agreement, Mr. Welch would be entitled to three times his base salary and three times his target cash bonus for the year of his termination; his target cash bonus for the 2011 year was 50% of his base salary, $224,400.
(3)	Under our Management Severance Plan for Executives, Mr. Welch would be entitled to three times his base salary. Under our Management Severance Plan for Executives, he would also be entitled a payment equal to three times the largest cash bonus he received in the past three years (he received a $308,040 bonus in 2009 for 2008) plus one times his target cash bonus for the year of his termination.
(4)	Under his employment agreement and our stock incentive plans, Mr. Welch would be entitled to the accelerated vesting of 94,649 shares of restricted stock. In addition, in March 2012, the Board of Directors certified that Mr. Welch had earned, as of December 31, 2011, 2,667 restricted stock units pursuant to a performance-based long-term incentive award made in 2011, which would also vest.
(5)	Under our Management Severance Plan for Executives, Mr. Welch’s medical/dental and life insurance coverage would continue for twelve months.
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Welch in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount payable to Mr. Welch does not exceed the amount allowable.

James L. Gibson

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($450,000)	$0	$0	$0	$450,000	(2)	$0	$900,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$486,172	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$285,966	(4)	$0	$285,966	(4)	$285,966	(4)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0		$0	$18,048	(5)	$0
Total	$0	$0	$0	$735,966		$0	$1,690,186	(6)	$285,966

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (in 2009, he received a $130,586 cash bonus for 2008); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Under the award agreements whereby Mr. Gibson was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 75,253 shares of restricted stock. In addition, in March 2012, the Board of Directors certified that Mr. Gibson had earned, as of December 31, 2011, 2,667 restricted stock units pursuant to a performance-based long-term incentive award made in 2011, which would also vest.
(5)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself.
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Gibson in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code - the “golden parachute” rules. The amount payable to Mr. Gibson does not exceed the amount allowable.

J. Robert Berra

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($355,000)	$0	$0	$0	$355,000	(2)	$0	$710,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$377,500	(3)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$201,850	(4)	$0	$201,850	(4)	$201,850	(4)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0		$0	$18,840	(5)	$0
Total	$0	$0	$0	$556,850		$0	$1,308,190	(6)	$201,850

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under the Management Severance Plan for Executives and his employment agreement, Mr. Berra would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Berra would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (in 2011 he received a $100,000 cash bonus); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Under the award agreements whereby Mr. Berra was awarded shares of restricted stock or his employment agreement, he would be entitled to the accelerated vesting of 55,000 shares of restricted stock.
(5)	Under our Management Severance Plan for Executives, Mr. Berra would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself.
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Berra in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code - the “golden parachute” rules. The amount payable to Mr. Berra does not exceed the amount allowable.

Michael J. Giarratano

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($355,000)	$0	$0	$0	$355,000	(2)	$0	$355,000	(2)	$0
Short-term Incentive	$0	$0	$0	$125,000	(2)	$0	$125,000	(2)	$125,000
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$175,158	(3)	$0	$175,158	(3)	$175,158	(3)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(4)	$0	$0	$0	$13,920		$0	$13,920		$13,920
Total	$0	$0	$0	$669,078		$0	$669,078		$314,078

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under his employment Agreement, Mr. Giarratano would be entitled to one year of his base salary plus an amount equal to the bonus he received in 2010.
(3)	Under the award agreements whereby Mr. Giarratano was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 45,727 shares of restricted stock. In addition, in March 2012, the Board of Directors certified that Mr. Giarratano had earned, as of December 31, 2011, 2,000 restricted stock units pursuant to a performance-based long-term incentive award made in 2011, which would also vest.
(4)	Mr. Giarratano would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance.

Employment Agreements. We have entered into employment agreements with the following named executive officers: Robert R. Harl, Van A. Welch, J. Robert Berra and Michael J. Giarratano.

Robert R. Harl. We entered into an employment agreement with Mr. Harl in September 2010. The term of Mr. Harl’s employment agreement is approximately three years commencing on January 1, 2011 and ending on January 2, 2014 (the “Employment Period”).

Effective January 1, 2011, Mr. Harl’s employment agreement replaced and superseded a prior employment agreement which covered the period from January 20, 2006 through December 31, 2010. In addition, effective January 1, 2011, Mr. Harl no longer participates in the Willbros Group, Inc. Severance Plan, and his rights with respect to severance benefits are governed exclusively by the terms of his employment agreement.

Pursuant to his employment agreement, Mr. Harl will earn a base salary of $900,000 for each of the calendar years 2011, 2012 and 2013 (with respect to each calendar year, a “Base Salary”).

The employment agreement also provides that Mr. Harl will be eligible to receive an annual cash bonus. The target annual cash bonus payable is 100 percent of his Base Salary, if certain target performance metrics are met, and 150 percent of his Base Salary, if the maximum level with respect to each performance metric is achieved.

The employment agreement provides that Mr. Harl may also be granted performance-based long-term incentive compensation, which may be made under the 2010 Stock Plan in the form of cash, restricted stock, restricted stock units or in any other form allowed by the 2010 Stock Plan. The target annual long-term incentive awards are $4 million and the maximum annual long-term incentive awards are $8 million. If earned, the target annual long-term incentive awards will vest in three equal annual installments beginning on March 21, 2012, with respect to the 2011 award, March 15, 2013, with respect to the 2012 award, and March 15, 2014, with respect to the 2013 award. If Mr. Harl voluntarily resigns prior to January 1, 2014, other than for good reason, or if his employment is terminated for cause, he would forfeit any unvested annual long-term incentive awards. If Mr. Harl resigns at any time after January 1, 2014, he would receive any unpaid portion of the prior annual long-term incentive awards as originally scheduled.

If Mr. Harl’s employment is terminated other than for cause at any time during the period beginning three months prior to a change in control of the Company and ending three years after a change in control of the Company has occurred, or if Mr. Harl resigns for good reason at any time during the period beginning three months prior to a change in control of the Company and ending 18 months after a change in control of the Company has occurred, he will be entitled to severance compensation:

•	equal to 300 percent of his highest annual base salary during the 36 months preceding his termination;

•	equal to 300 percent of his greatest annual cash bonus received during the 36-month period ending on the earlier of the date of the change in control or his termination;

•

equal to the aggregate annual incentive plan target opportunity that could have been earned under the Company’s management incentive compensation program and in respect of any long-term incentive awarded in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurs; and

•	that provides full vesting of all of his outstanding stock options, restricted stock awards and other equity-based and cash incentive awards.

In the absence of a change in control, if Mr. Harl’s employment is terminated other than for cause, or if Mr. Harl resigns for good reason, he will be entitled to:

•

payment of his Base Salary for the remainder of the Employment Period, or, if the termination occurs at a time when the remainder of the Employment Period is less than 12 months, a lump sum payment equal to 100 percent of his Base Salary;

•	a cash bonus based on the extent of achievement of the performance goals during the months worked by Mr. Harl for the year in which the termination occurs; and

•	full vesting of all of his outstanding stock options, restricted stock awards and other equity-based and cash incentive awards.

The employment agreement provides that, if the payments and benefits otherwise required under the employment agreement would constitute a “parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by Mr. Harl will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the Employment Period and for a period of one year thereafter, Mr. Harl is prohibited from competing with the Company or its affiliates.

In connection with the execution and delivery of the new employment agreement, Mr. Harl also entered into a letter agreement with us. Under the letter agreement, if certain terms and condition set forth in the letter agreement are met, Mr. Harl will receive 86,108 shares of common stock of the Company (the “Retention Shares”) under the 2010 Stock Plan. The Company is required to grant and deliver the Retention Shares to Mr. Harl (a) not later than March 15, 2014, if (i) Mr. Harl remains employed by the Company on December 31, 2013, or (ii) Mr. Harl’s employment has been terminated as a result of his disability or without cause between January 1, 2011, and December 31, 2013, whether or not following or in connection with a change in control, or pursuant to a resignation for good reason whether or not pursuant to a change in control; or (b) in the event Mr. Harl dies between January 1, 2011, and December 31, 2013, to Mr. Harl’s spouse, if living (if not, to his estate), not later than the 15th day of the third month after the end of the year in which he dies. If Mr. Harl’s employment with the Company terminates prior to December 31, 2013, as a result of his voluntary termination (except for a resignation for good reason) or his involuntary separation from service for cause, Mr. Harl will not be entitled to receive any of the Retention Shares.

Van A. Welch. We entered into an employment agreement with Mr. Welch on November 17, 2011. The term of the employment agreement is five years and two months, commencing on November 1, 2011, and ending on December 31, 2016 (the “Welch Employment Period”). Effective November 1, 2011, the employment agreement replaces and supersedes a prior employment agreement, which expired by its own terms on October 31, 2011.

Pursuant to the employment agreement, Mr. Welch will earn a base salary of $448,800 per year. Mr. Welch will be eligible for increases in the base salary based on merit.

Mr. Welch received a sign-on bonus in the amount of $100,000 in January 2012. If Mr. Welch resigns prior to November 1, 2012, he will be required to repay $70,000 of such sign-on bonus. The employment agreement also provides that Mr. Welch will participate in the Company’s MIC Program, pursuant to which he will be eligible for annual bonuses at the executive leadership team level. The Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company may also award Mr. Welch a discretionary bonus based on the financial performance of the Company, Mr. Welch’s personal performance, the bonuses paid to other executives of the Company, as well as such other matters as the Board or the Compensation Committee deem appropriate.

The employment agreement provides that Mr. Welch will be awarded the number of shares of common stock of the Company under the 2010 Stock Plan in the form of restricted stock on the dates indicated below if Mr. Welch is still employed by the Company on those dates and subject to the terms of the 2010 Stock Plan and Mr. Welch’s execution of restricted stock award agreements:

Date of Award	Number of Restricted Stock Shares

November 2011	50,000
March 2012	50,000
March 2013	50,000
March 2014	50,000
March 2015	50,000

The November 2011 award, which was made on November 17, 2011, is time-based. The March 2012 award, which was made on March 21, 2012, is two-thirds time-based and one-third performance-based. At the discretion of the Board of Directors or Compensation Committee, all other awards may be performance-based or time-based or a combination of performance-based and time-based. All time-based awards will vest in one-third increments on each of the first, second and third anniversaries of the date of the award. For performance-based awards, if the performance criteria have been met, each award will vest one-third on March 15 of the year following the year in which the award was made, and then one-third each on March 15 of the next two years. If Mr. Welch resigns at any time after the end of the Welch Employment Period, he will continue to hold all restricted stock previously awarded under the employment agreement, and the restricted stock will vest as originally scheduled.

Mr. Welch’s rights with respect to severance benefits are governed by the terms of the employment agreement and by the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). If Mr. Welch resigns during the Welch Employment Period (other than for good reason), or is terminated for cause, he will receive the base salary only through the date of separation from service, and will receive no bonus payment under the MIC Program for any year that is not completed at the date of separation.

In the event of his death or disability, Mr. Welch will receive his base salary through the date of his separation from service and an amount in cash equal to the target cash bonus that would have been due under the MIC Program if the Company had achieved the performance goals for the year in which such separation occurs, prorated to the date of separation. In addition, the restrictions on all of Mr. Welch’s restricted shares awarded under the employment agreement prior to the date of separation would lapse within one year following the date of separation, as determined by the Compensation Committee.

Pursuant to the employment agreement, if Mr. Welch’s employment is terminated other than for cause by the Company or Mr. Welch resigns for good reason at any time prior to a change in control of the Company, the restrictions on all restricted stock awarded to Mr. Welch under the employment agreement prior to the separation from service will lapse within one year following the separation from service, as determined by the Compensation Committee, and, in lieu of any payments under the Management Severance Plan, he will be entitled to the following:

•

his base salary in effect on the date of termination for a period equal to the greater of (i) the remainder of the Welch Employment Period, but not to exceed three years following the date of termination or (ii) a period of 12 months following the date of termination; and

•

a cash bonus in an amount determined as if the Company and Mr. Welch had met the performance goals for Mr. Welch to receive the target cash bonus under the MIC Program for each of the uncompleted years remaining in the Welch Employment Period, but not to exceed three years.

Payment of any amounts described in the preceding paragraph will be conditioned on Mr. Welch’s execution and delivery to the Company of an irrevocable release and waiver within 60 days after the separation from service. Payment of any such amounts will be further conditioned on his compliance with all of the covenants set forth in the employment agreement and with the confidentiality, non-competition, non-solicitation, non-disparagement and other covenants included in Article VI of the Management Severance Plan.

If Mr. Welch’s employment is terminated by the Company other than for cause or he resigns for good reason within one year after a change in control of the Company has occurred, he will be entitled to severance compensation in accordance with the Management Severance Plan, except that the 200 percent payment described below shall be 300 percent for Mr. Welch. Under the Management Severance Plan, a participant who is terminated by the Company other than for cause or who resigns for good reason within one year after a change in control of the Company has occurred is entitled to severance compensation equal to:

•

200% of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•

the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•

the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of the Company; and

•

the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by the Company immediately prior to the participant’s termination.

The Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

J. Robert Berra. We entered into an employment agreement with Mr. Berra on February 7, 2011. The term of the employment agreement is three years, commencing on February 7, 2011, and ending on February 6, 2014 (the “Berra Employment Period”).

Pursuant to the employment agreement, Mr. Berra will earn a base salary of $355,000 per year. Mr. Berra will be eligible for increases in his base salary based on merit.

Mr. Berra received a sign-on bonus in the amount of $100,000, which was paid in two equal installments. The employment agreement also provides that Mr. Berra will participate in the Company’s MIC Program, pursuant to which he will be eligible for annual bonuses of up to 100 percent of his base salary. For 2011, Mr. Berra was guaranteed a minimum bonus of $100,000. The Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company may also award Mr. Berra a discretionary bonus based on the financial performance of the Company, Mr. Berra’s personal performance, the bonuses paid to other executives of the Company, as well as such other matters as the Board or the Compensation Committee deem appropriate.

The employment agreement provides that Mr. Berra will be awarded the number of shares of common stock of the Company under the 2010 Stock Plan in the form of restricted stock on the dates indicated below if Mr. Berra is still employed by the Company on those dates and subject to the terms of the 2010 Stock Plan and Mr. Berra’s execution of restricted stock award agreements:

Date of Award	Number of Restricted Stock Shares

February 7, 2011	35,000
March 2011	20,000
March 2012	20,000

Each of the awards is time-based and will cliff vest on February 7, 2014 if Mr. Berra remains employed by the Company on such date.

Mr. Berra’s rights with respect to severance benefits are governed by the terms of the employment agreement and by the Management Severance Plan. Except as provided in the Management Severance Plan, in the event of Mr. Berra’s separation from service due to his death or disability, or if Mr. Berra resigns during the Berra Employment Period or is terminated for cause, he will receive his base salary only through the date of the separation from service, and his dependants and beneficiaries will receive such benefits as they may be entitled under the employee benefit programs, plans and arrangements of the Company.

If Mr. Berra’s employment is terminated by the Company other than for cause or he resigns for good reason within one year after a change in control of the Company has occurred, he will be entitled to severance compensation in accordance with the Management Severance Plan. Under the Management Severance Plan, a participant who is terminated by the Company other than for cause or who resigns for good reason within one year after a change in control of the Company has occurred is entitled to severance compensation equal to:

•

200% of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•

the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•

the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of the Company; and

•

the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by the Company immediately prior to the participant’s termination.

If Mr. Berra’s employment is terminated by the Company other than for cause or he resigns for good reason prior to a change in control of the Company, he will be entitled to severance compensation in accordance with the Management Severance Plan. The Management Severance Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control shall be entitled to severance compensation equal to 100 percent of the participant’s base salary in effect on the date of the termination of employment.

The Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Mr. Berra’s employment agreement includes the following additional severance provisions:

•

If Mr. Berra serves until the last day of the Berra Employment Period, and voluntarily resigns other than for good reason within 90 days after the end of the Berra Employment Period, then Mr. Berra will be entitled to receive a severance payment equal to 12 months base salary, at the then current base rate, in a lump sum, and the non-competition provisions of the Management Severance Plan will not apply.

•

If the Company materially decreases Mr. Berra’s responsibility and authority, his title or his base compensation at any time during the Berra Employment Period, Mr. Berra may voluntarily resign other than for good reason and will be entitled to receive a severance payment equal to 12 months base salary, at the then current base rate, in a lump sum. In addition, Mr. Berra’s restricted stock awards will immediately vest and become exercisable, and the non-competition provisions of the Management Severance Plan will not apply.

•

If Mr. Berra incurs an involuntary separation from service prior to a change in control which is other than for cause, he will be entitled to receive a severance payment equal to 12 months base salary, at the then current base rate, in a lump sum. In addition, Mr. Berra’s restricted stock awards will immediately vest and become exercisable, and the non-competition provisions of the Management Severance Plan will not apply.

Michael J. Giarratano. Two subsidiaries of the Company, Hawkeye LLC and InfrastruX Group, Inc., entered into an employment agreement with Mr. Giarratano on November 3, 2006, prior to their acquisition by the Company. The employment agreement was amended as of November 15, 2009. The employment agreement initially expired on November 3, 2008. However, the employment agreement provides that it will be automatically renewed for successive one-year terms unless the party wishing to terminate the agreement provides notice to the other party no less than 90 days prior to the expiration date.

Mr. Giarratano’s employment agreement specified his base salary for 2010 and provides that he will be eligible for increases in his base salary based on merit. The employment agreement provides that Mr. Giarratano will be eligible to earn an annual cash bonus in an amount to be determined by the Company each year, which bonus will be based on performance criteria and corporate objectives consistent with the bonus program for other senior level executives. For 2009, Mr. Giarratano was guaranteed a minimum bonus of one-half of his base salary. The employment agreement does not specify Mr. Giarratano’s long-term incentive compensation.

Mr. Giarratano’s rights with respect to severance benefits are governed by the terms of his employment agreement. In the event of Mr. Giarratano’s voluntary resignation or termination for cause, he will receive (i) his base salary only through the date of his termination of employment, (ii) payment for all accrued, unused vacation and reimbursement for all reimbursable expenses incurred prior to the termination date and (iii) his entitlements under any benefit plan or program as determined thereunder. In the event of Mr. Giarratano’s termination due to his death or total disability, in addition to the amounts described in the preceding sentence, he will receive a bonus for the year of termination of employment equal to the bonus awarded for the preceding year prorated for the number of full or partial months employed during the current bonus year, and continuation of employer paid medical benefits for a period of 12 months. In the event Mr. Giarratano’s employment is terminated without cause or he resigns for good reason prior to the expiration date, in addition to the benefits payable in the event of his death or total disability, he will receive a termination payment equal to one year of his current base salary, which will be paid in equal installments over a period of 12 months commencing on the first month anniversary of the termination date.

During the employment period, and for a period of one-year thereafter, Mr. Giarratano is prohibited from competing with the Company.

Management Severance Plan. In October 2010, the Committee approved and recommended, and the Board adopted, the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). All of our executive officers, other than Messrs. Harl and Giarratano, are participants in the Management Severance Plan. The initial term of the Management Severance Plan ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.

The Management Severance Plan provides that a participant whose employment is terminated other than for cause by the Company or who voluntarily terminates his employment for “good reason” within one year after a change in control of the Company has occurred, shall be entitled to severance compensation equal to:

•

200 percent of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•

the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•

the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of the Company; and

•

the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by the Company immediately prior to the participant’s termination.

“Good reason” means, generally, a reduction in the participant’s annual base compensation, a relocation of the participant’s place of employment by 50 or more miles, a significant reduction in the nature or scope of a participant’s authorities or duties or a successor company’s failure to honor the Plan.

The Management Severance Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control shall be entitled to severance compensation equal to 100% of the participant’s base salary in effect on the date of the termination of employment.

The Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the term of the Management Severance Plan and for a period of one year following the termination of employment of a participant, regardless of the reason for the termination, such participant is prohibited from, among other things, competing with the businesses of the Company or its affiliates, causing or attempting to cause any employee, director or consultant of the Company or its affiliates to terminate his relationship with the Company or such affiliate, or soliciting business from established customers of the Company or such affiliate. The Management Severance Plan also requires, among other things, a participant to keep the Company’s trade secrets and proprietary information confidential, restricts the participant from disparaging or criticizing the Company and restricts the Company from disparaging or criticizing the participant.

1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.

2010 Stock Plan. Under our 2010 Stock Plan, all outstanding awards become fully exercisable and free of all restrictions, and, in the case of performance-based awards, the target payout opportunity shall be deemed to be fully earned, in the event of a change of control of us, as defined in such plan, unless otherwise provided in the award agreement or specifically prohibited by law or by the rules and regulations of any national securities exchange. However, no accelerated vesting, lapsing of restrictions or payment of awards will occur if the Compensation Committee reasonably determines in good faith before the occurrence of a change of control that the award will be honored or assumed, or new rights substituted for the award by any successor, and the alternative award:

•	will be based on stock that will be publicly traded in any established U.S. trading market;

•	provides the participant with rights and terms that are substantially equivalent or superior to the rights and terms of the existing award;

•	will have at least substantially equivalent economic value to the existing award; and

•	provides for accelerated vesting if the participant is terminated without cause or constructively terminated within one year after the change of control.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee was composed of Robert L. Sluder, William B. Berry, Edward J. DiPaolo, Alan B. Levande (until May 23, 2011) and Daniel E. Lonergan (appointed May 24, 2011), all of whom are or were independent directors. During 2011, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

Daniel E. Lonergan, a member of the Compensation Committee, and Alan B. Levande, a member of the Compensation Committee until May 23, 2011, are officers but not employees of TPF II East Texas Gathering, LLC (“TPF II ETG”). TPF II, L.P., a private equity fund, is the parent entity of TPF II ETG. We refer to TPF II, L.P., TPF II ETG and any other entity in the consolidated group with them as the “TPF II Consolidated Group.” We performed services, including midstream natural gas construction services, for the TPF Consolidated Group for which we received approximately $39.5 million in payments during fiscal 2011, and we continue to perform services for the TPF II Consolidated Group in fiscal 2012. The Audit Committee, with Mr. Lonergan abstaining, has ratified the transactions with the TPF II Consolidated Group in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions.

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The Compensation Committee retained Mercer beginning in 2009 to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairman fees, stock-based compensation and total compensation. In addition, Mercer also provided market information on the number of independent directors, number and types of committees, number of board and committee meetings, and types of equity vehicles used based on competitive peer group practices. Mercer compared each element of compensation against a peer group of publicly-traded companies using data collected from proxy statement filings and several industry compensation surveys. For purposes of setting 2011 director compensation, the Mercer market data was presented in August 2010.

Cash Compensation

Non-employee directors are compensated as follows:

•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $150,000;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended;

•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and

•	the chair of each other committee of the Board receives an annual retainer fee of $5,000.

For 2009, 2010 and 2011, the Board of Directors suspended the payment of all meeting fees for Board and Committee meetings in order to reduce Board expenses to help the Company curb its costs.

Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.

Amended and Restated 2006 Director Restricted Stock Plan

We currently have a director stock plan that generally provides for the automatic award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 250,000 shares of our common stock are available for issuance under this plan. Under this plan:

•

an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•

an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made automatically to each non-employee director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency.

In the case of an initial award, the number of shares represented by the award will equal $30,000, divided by the fair market value of a share of our common stock on the date of the award. In the case of an annual award, the number of shares represented by the award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award. The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change in control of us (as defined in our Executive Severance Plan).

Director Compensation Table for 2011

The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2011. Mr. Bayer retired effective as of the date of the 2011 Annual Meeting. Mr. Levande did not stand for election and his term expired at the 2011 Annual Meeting. Mr. Lebens was appointed to fill a vacancy in the Board of Directors immediately following the 2011 Annual Meeting.

Name (1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Michael J. Bayer	40,000		—		—	—	—	—	40,000
William B. Berry	77,500		75,004		—	—	—	—	152,504
Arlo B. DeKraai	75,000		75,004		—	—	—	—	150,004
Edward J. DiPaolo	77,500		75,004		—	—	—	—	152,504
Michael C. Lebens	45,085	(5)	75,004	(5)	—	—	—	—	120,089	(5)
Alan B. Levande	37,500	(5)	—		—	—	—	—	37,500	(5)
Daniel E. Lonergan	75,000	(5)	75,004	(5)	—	—	—	—	150,004	(5)
John T. McNabb, II	150,000		149,999		—	—	—	—	299,999
Robert L. Sluder	77,500		75,004		—	—	—	—	152,504
S. Miller Williams	95,000		75,004		—	—	—	—	170,004

(1)	Robert R. Harl is not included in this table as he was an officer and employee during 2011 and thus received no compensation for service as a director. The compensation received by Mr. Harl as an officer and employee is shown in the Summary Compensation Table above. Michael C. Lebens was appointed to fill a vacancy in the Board of Directors immediately following the 2011 Annual Meeting. Mr. Lebens declined his initial award of restricted stock under the 2006 Director Restricted Stock Plan.
(2)	Amounts represent annual retainer fees for non-employee directors and the chairman of each committee. For 2011, the Board of Directors suspended the payment of all meeting fees for Board and Committee meetings in order to reduce Board expenses to help the Company curb its costs.
(3)	These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount equals the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures. We began granting stock awards to our non-employee directors in December 2006. As of December 31, 2011, each director has the following aggregate number of shares of restricted stock outstanding: Michael J. Bayer: -0-; William B. Berry: 8,371; Arlo B. DeKraai: 8,371; Edward J. DiPaolo: 8,371; Michael C. Lebens: -0-; Alan B. Levande: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: 16,741; Robert L. Sluder: 8,371; and S. Miller Williams: 8,371. On May 24, 2011, each of Messrs. Berry, DeKraai, DiPaolo, Sluder, and Williams were granted an annual award of 8,371 shares of restricted stock with a grant date fair value, computed in accordance with ASC Topic 718, of $75,004, and Mr. McNabb was granted an annual award of 16,741 shares with a grant date fair value of $149,999. As further discussed in footnote 5 below, Messrs. Lebens and Lonergan, as employees of an affiliate of InfrastruX Holdings, LLC, each assigned their award of 8,371 restricted shares under the 2006 Restricted Director Stock Plan to InfrastruX Holdings, LLC.

(4)	As of December 31, 2011, each director has the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: Michael J. Bayer: -0-; William B. Berry: -0-; Arlo B. DeKraai: -0-; Edward J. DiPaolo: -0-; Michael C. Lebens: -0-; Alan B. Levande: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: -0-; Robert L. Sluder: -0-; and S. Miller Williams: 5,000.
(5)	Messrs. Lebens and Lonergan serve on the Board of Directors, and Mr. Levande previously served on the Board of Directors, as designees of InfrastruX, pursuant to a Stockholder Agreement. Messrs. Lebens, Levande and Lonergan are required to assign, and have assigned, to InfrastruX any and all cash retainers and stock awards payable to them as a result of their service on the Board of Directors. Accordingly, all compensation shown in this table, which is payable to Messrs. Lebens, Levande and Lonergan, including 8,371 shares of restricted stock awarded in 2011 to each of Messrs. Lebens and Lonergan, has been assigned to InfrastruX.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)
Equity compensation plans approved by security holders	310,303	(1)	$15.28	(1)	1,234,109
Equity compensation plans not approved by security holders	—		—		—

Total	310,303		$15.28		1,234,109	(2)

(1)	Includes 82,553 shares subject to restricted stock rights/units. The weighted average exercise price does not take these rights into account.
(2)	Represents the total number of shares available for issuance under (a) our 2010 Stock Plan pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards and (b) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 1,189,779 shares available for issuance under our 2010 Stock Plan, all may be awarded as restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards. All 44,330 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.

REPORT OF THE AUDIT COMMITTEE

Securities and Exchange Commission rules require that Willbros’ proxy statement contain a report of its audit committee. The role of the Willbros Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2011 with management and PricewaterhouseCoopers. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers the issue of its independence from us and has concluded that PricewaterhouseCoopers is independent.

The Audit Committee has also discussed with our internal auditors and PricewaterhouseCoopers, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

S. Miller Williams (Chairman)
Daniel E. Lonergan
John T. McNabb, II

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholder Agreement

In March 2010, in connection with the acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement with InfrastruX Holdings, LLC (the “Investor”), which was amended in April 2011 (as amended, the “Stockholder Agreement”). The Stockholder Agreement (i) establishes certain restrictions on transfer and resale with respect to any shares of our common stock to be beneficially owned by the Investor and any affiliate transferees of the Investor (collectively, the “Investor Group”) that agree to be bound by the provisions and entitled to the rights of the Stockholder Agreement and (ii) provides for certain corporate governance and registration rights.

Board of Directors. The Stockholder Agreement required that, on the closing date of the acquisition (the “Closing Date”), we would increase the size of our Board of Directors from eight to ten members, and that the Board of Directors would appoint Alan B. Levande and Daniel E. Lonergan to fill the newly created vacancies (each, an “Investor Designee” and, together with any other directors who may be designated by the Investor, the “Investor Designees”). Upon the expiration of Mr. Levande’s term at the 2011 Annual Meeting, the Board appointed Michael C. Lebens who, along with Mr. Lonergan, serve as the Investor Designees. The Investor will be entitled to designate two Investor Designees as long as the Investor Group beneficially owns all of the shares of our common stock received in connection with the acquisition (the “Initial Shares”). After such time when the Investor Group no longer beneficially owns all of the Initial Shares, the Investor will have the right to (i) two Investor Designees, as long as the Investor Group beneficially owns at least 15 percent of all shares of our common stock then outstanding, excluding any issuance of shares to any former, current and future officers, directors and employees of the Company or its affiliates (“Excluded Shares”), and (ii) one Investor Designee, as long as the Investor Group beneficially owns at least 10 percent but less than 15 percent of all shares of our common stock then outstanding, excluding the Excluded Shares.

Any Investor Designees who are designated by the Investor must qualify as independent directors under applicable New York Stock Exchange listing standards and federal securities laws and regulations, and any categorical standards for independence used by the Board of Directors for determining independence, and be reasonably acceptable to the Nominating/Corporate Governance Committee of the Board. For as long as the Investor is entitled to designate at least one person to the Board of Directors, the Stockholder Agreement provides that the Company will not increase or decrease the size of the Board without the approval of each of the Investor Designees.

Voting Provisions. The Stockholder Agreement provides that, as long as the Investor Group is entitled to designate one Investor Designee, the Investor Group will vote all of its shares of Company common stock in support of the Board of Directors’ slate of directors, and be present, in person or by proxy, at all meetings of stockholders of the Company so that all of the shares beneficially owned by the Investor Group may be counted for purposes of determining the presence of a quorum. The Investor also agreed that no member of the Investor Group will grant any proxies with respect to the shares of our common stock owned by it, other than to us, our designee or another member of the Investor Group, or deposit any shares of our common stock into a voting trust or subject any of such shares to any similar arrangement, other than with respect to another member of the Investor Group.

Standstill Provisions. Pursuant to the Stockholder Agreement, until the date that is six months after the date on which the Investor is no longer entitled to designate at least one Investor Designee, the Investor has agreed that neither it nor any member of the Investor Group will directly or indirectly acquire or agree to acquire any shares of our common stock that would result in an increase in the percentage interest held by the Investor Group above the percentage held by the Investor Group on the Closing Date. In addition, the Investor agreed that neither it nor any member of the Investor Group will take certain actions, including the solicitation of proxies to vote in any election contest with respect to the Company or initiate or induce any other person to initiate any stockholder proposal.

Transfer Restrictions. Under the Stockholder Agreement, transfer restrictions apply to the Investor Group until it no longer beneficially owns 5 percent or more of the then-outstanding shares of our common stock. Transfers by the Investor Group other than to affiliates that agree to be bound by the Stockholder Agreement are prohibited during the first 180 days after the Closing Date. During the period between 180 days and one year after the Closing Date, the Investor Group may sell up to $50,000,000 of our common stock in the aggregate (based on the prices at which such shares are sold by the Investor Group, net of selling commissions), and may freely sell any of their shares after one year, provided that, except as otherwise provided in the Stockholder Agreement, the Investor Group may not sell, in one transaction or a series of related private transactions, more than 4.99 percent of the then-outstanding shares of our common stock to any one person or group, or any shares to any person or group known to own 5 percent or more of the then-outstanding shares of our common stock (except in multiple open market transactions).

Registration Rights. We have agreed to file a registration statement with the SEC which will be available for the resale of all shares of common stock acquired by the Investor in the acquisition (the “Investor Shares”), and to use our best efforts to have the registration statement declared effective by the SEC within 180 days after the completion of the acquisition. The Investor Group may elect to sell shares under such registration statement in an underwritten public offering. In addition, the Stockholder Agreement provides the Investor Group with certain “piggyback” registration rights, pursuant to which the Investor Group may elect to participate in an underwritten public offering of our common stock initiated by us or another Willbros stockholder.

Transactions with Related Persons

Daniel E. Lonergan, a current director of the Company, and Alan B. Levande, a former director of the Company, are officers, but not employees, of TPF II ETG. Michael E. Lebens, a current director of the Company, was an officer, but not an employee, of TPF II ETG during a portion of 2011, but is no longer an officer of TPF II ETG. TPF II, L.P., a private equity fund, is the parent entity of TPF II ETG. We refer to TPF II, L.P., TPF II ETG and any other entity in the consolidated group with them as the “TPF II Consolidated Group.” We performed services, including midstream natural gas construction services, for the TPF II Consolidated Group for which we received approximately $39.5 million in payments during fiscal 2011, and we continue to perform services for the TPF II Consolidated Group in fiscal 2012. The Audit Committee, with Mr. Lonergan abstaining, has ratified the transactions with the TPF II Consolidated Group in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions discussed below.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2011.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2011, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with, except that (i) each of Robert R. Harl, Jerrit M. Coward, James L. Gibson, Michael J. Giarratano and InfrastruX Holdings, LLC filed one late report each covering one transaction, (ii) Peter W. Arbour filed two late reports each covering one transaction, and (iii) Michael C. Lebens filed his initial statement of beneficial ownership of securities on Form 3 late.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Proposals of Stockholders

Proposals of stockholders intended to be presented at our 2013 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at our principal executive offices, Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, on or before December 21, 2012, to be considered for inclusion in our proxy statement and accompanying proxy for that meeting.

In accordance with our Bylaws, in order to nominate a candidate for election as a director or properly bring other business before the 2013 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Corporate Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 23, 2013, and no later than February 22, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 23, 2012:

Stockholders may view this proxy statement, our form of proxy and our 2011 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

April 20, 2012

Houston, Texas

EXHIBIT A

CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS

WHEN DETERMINING DIRECTOR INDEPENDENCE

A Director will not be independent if:

(i) The Director is, or has been within the last three years, an employee of the Company;

(ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

(iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

(iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or

(vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.

For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.

Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

EXHIBIT B

AMENDMENT NUMBER 1 TO THE

WILLBROS GROUP, INC.

2010 STOCK AND INCENTIVE COMPENSATION PLAN

1. Introduction. On April 16, 2010, the Board of Directors of Willbros Group, Inc. (the “Company”) adopted, and on May 26, 2010, the stockholders of the Company approved, the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Plan”). The 2010 Plan permits the granting of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards, to employees (including officers and directors who are employees) of the Company or its subsidiaries.

Under the terms of the 2010 Plan, a total of 2,100,000 shares of common stock of the Company are available for issuance pursuant to awards granted under the 2010 Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

2. Purpose. The sole purpose of this Amendment is to increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the 2010 Plan from 2,100,000 shares to 3,450,000 shares, which will enable the Company to continue to grant awards under the 2010 Plan to attract and retain employees of the Company and its subsidiaries.

3. Amendment. The 2010 Plan shall be amended as follows:

In the first sentence of the first paragraph of Section 4.1 of the 2010 Plan, the number “Two Million One Hundred Thousand (2,100,000)” is deleted and the number “Three Million Four Hundred Fifty Thousand (3,450,000)” is substituted therefor.

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the 2010 Plan.

5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

Executed as of the 22nd day of March, 2012.

ATTEST:	WILLBROS GROUP, INC.

/s/ Lori Pinder	By:	/s/ Robert R. Harl
Lori Pinder		Robert R. Harl
Secretary		President and Chief Executive Officer

B-1

EXHIBIT C

AMENDMENT NUMBER 4 TO THE

WILLBROS GROUP, INC.

AMENDED AND RESTATED

2006 DIRECTOR RESTRICTED STOCK PLAN

1. Introduction. Under the terms of the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan, as subsequently amended by Amendments Number 1 through 3 (as amended, the “Plan”), a total of 250,000 shares of common stock of Willbros Group, Inc. (the “Company”) are available for issuance pursuant to restricted stock or restricted stock rights awards granted under the Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).

2. Purpose. The sole purpose of this Amendment is to increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan from 250,000 shares to 550,000 shares, which will not only enable the Company to continue to attract and retain highly qualified persons to serve as non-employee directors of the Company, but also to promote ownership by such directors of a greater proprietary interest in the Company and thereby align such directors’ interests more closely with the interests of the Company’s stockholders.

3. Amendment. The Plan shall be amended as follows:

In the first sentence of Section 3 of the Plan, the number “250,000” is deleted and the number “550,000” is substituted therefor.

4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

Executed as of the 22nd day of March, 2012.

ATTEST:	WILLBROS GROUP, INC.

/s/ Lori Pinder	By:	/s/ Robert R. Harl
Lori Pinder		Robert R. Harl
Secretary		President and Chief Executive Officer

C-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/wg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
WILLBROS GROUP, INC.	OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

23096

▼ FOLD AND DETACH HERE ▼

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS

Nominees for Class I Directors:	FOR	AGAINST	ABSTAIN

1.1 Robert R. Harl	☐	☐	☐

1.2 Edward J. DiPaolo	☐	☐	☐

1.3 Michael C. Lebens	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	Approval of Amendment Number 1 to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan.	☐	☐	☐

3.	Approval of Amendment Number 4 to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan.	☐	☐	☐

4.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

5.	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditor for the Company for 2012.	☐	☐	☐

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date , 2012

You can now access your Willbros Group, Inc. account online.

Access your Willbros Group, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Willbros Group, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

WILLBROS GROUP, INC.

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 23, 2012

The undersigned hereby appoints Van A. Welch and Michael W. Collier, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on May 23, 2012, at 9:00 a.m., local time, at the Omni Hotel, Four Riverway, Houston, Texas 77056, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	23096